UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Deluxe Corporation
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PROXY STATEMENT
and notice of annual meeting of shareholders

Thursday, April 23, 2026, at 3:00 p.m. Central Daylight Saving Time
www.virtualshareholdermeeting.com/DLX2026

A Letter from Our Independent Board Chair

“Deluxe has become so much more than our founder W.R. Hotchkiss ever could have imagined.” Cheryl E. Mayberry McKissack Independent Chair
Fellow shareholders,

On behalf of our Board of Directors, thank you for your continued investment in Deluxe and passion for our business. As we approach our Annual Shareholder Meeting on April 23, 2026, I’d like to provide some updates on both our 2025 results and longer-term strategy.

110 Years of Innovation
2025 marked the 110th anniversary of Deluxe. Founded in 1915 with the invention of the checkbook, Deluxe has not stopped reimagining the payments landscape, a testament to the entrepreneurial spirit upon which the company was founded, and the continued passion for innovation and continuous improvement that permeates the company today.

In 2025, we leveraged our history as a leader in paper payments, as we continued our progression toward a tech-forward payments and data powerhouse. Payments are our legacy and our future. Whether by facilitating digital payments, providing financial software-as-a-service solutions, or helping businesses grow through data-driven insights, Deluxe has become so much more than our founder W.R. Hotchkiss ever could have imagined. I speak for the entire board when I share my admiration for the company’s evolution and appreciation for the individuals who are making it happen. It remains an exciting time to be part of Deluxe!

Our Strategic Priorities
As we entered 2025, we outlined three clear priorities for Deluxe:
•shift the revenue mix from our legacy print business to our payments and data portfolio to deliver profitable organic growth;
•drive operating leverage, with profits continuing to grow faster than revenue; and
•increase EBITDA and free cash flow to lower net debt and improve the leverage ratio.

2025 was a resounding success across all three of these factors. Our team executed with discipline and each of our businesses performed well, driving robust growth of profit metrics and benefiting our balance sheet.

Shifting Revenue Mix
Our strategy remains consistent – leverage the cash flow, relationships, and brand equity from our Print businesses to invest in our higher-growth Merchant Services, B2B Payments, and Data Solutions business units. This is a key shift for my board colleagues and me – the Print businesses have served Deluxe well but will continue their secular decline over the coming years. Deluxe must grow the Payments and Data businesses to thrive into the future – and grow they have.

We materially and strategically shifted our revenue mix toward our growing Payments and Data businesses. Combined, these businesses grew 10% in 2025, more than offsetting the secular declines across the Print segment, and they now account for 47% of revenue, up from 43% one year ago. This shift demonstrates the team’s commitment to growing the company the right way, through organic growth and development in the areas that will mark our future. This also serves as another proof point that we are clearly on the path to achieve the strategic objective of parity between our Payments and Data businesses and our Print businesses.

Operating Leverage
The leadership team has made a concerted effort to focus not just on driving revenue, but ensuring it’s the right kind of revenue – profitable and repeatable. Thanks to that rigor and focus, Deluxe profits have grown faster than revenue for the third consecutive year, with comparable adjusted EBITDA growing year-over-year for 12 consecutive quarters. Margins also grew in every one of our operating segments in 2025, a testament to the work the entire team has done to find efficiencies and scale responsibly.

In partnership with the executive team, the board was also adamant about being willing to walk away from low margin deals, particularly in the legacy Print area of promotional solutions. We remain focused on driving profitable revenue, and letting deals with unattractive margins fall to the wayside. This kind of discipline is key as we continue to evolve the portfolio mix.

EBITDA and Free Cash Flow
At our Investor Day in December 2023, we laid out two simple goals: generate $100M in incremental run-rate free cash flow and increase comparable adjusted EBITDA by $80M by 2026. In 2025, we made considerable progress toward these goals, increasing comparable adjusted EBITDA by more than 6% and comparable adjusted EPS by more than 10%. We also quickly exceeded our free cash flow objectives, reaching our 2026 target a full year ahead of schedule.

As a result, we lowered our leverage ratio to 3.2x by the end of 2025, outpacing our goal. We are tracking a full quarter ahead of schedule, which gives the leadership team more freedom to make strategic business decisions in the year(s) ahead. We believe all of this creates long-term value for shareholders, which, of course, is our ultimate goal.

To summarize, our 2025 results demonstrate clear progress on all three concurrent strategic priority areas: shifting the mix toward Payments and Data, driving operating efficiencies, and increasing cash flow generation while reducing debt and improving our leverage ratio.

Our People and Our Leadership
Of course, it’s not all about the financials, which is where the thousands of Deluxers come in. Put simply: our team executed well in 2025. This team rallied around our goals, finding new ways to work and adapt to the realities of the marketplace, and embodied our values every day. The rating agencies noticed this execution, with S&P upgrading our rating twice during the year. The board and I cannot express enough gratitude to these dedicated individuals for their passion and efforts.

Having the right leadership team in place is critical to this effort. As a board, we remain dedicated to supporting this work and ensuring we have strong governance practices and the right mix of experience and expertise to provide thoughtful, independent oversight of Deluxe’s strategy, performance, and culture.

Thank You
On a personal note, I am retiring and, therefore, am not standing for reelection. It has been my distinct honor and privilege to serve on the Deluxe board for the last 25 years, and to chair the board for the last seven. I am as optimistic as I’ve ever been about the company, its future and the management team’s ability to achieve our goals.

Again, thank you for your support of and investment in Deluxe. Please join our Annual Shareholder Meeting on April 23, 2026, and if you are unable to attend, please submit your vote in advance to ensure your shares are represented at the meeting – your vote and your voice is very important to us.

Sincerely,

Cheryl E. Mayberry McKissack Chair

Notice of 2026 Annual Meeting of Shareholders

Date and Time:	Thursday, April 23, 2026, at 3:00 p.m. Central Daylight Saving Time Online check-in begins at 2:30 p.m.
Virtual (Online Only):	Online at www.virtualshareholdermeeting.com/DLX2026
Approximate Mail Date:	Monday, March 9, 2026
Record Date:
Shareholders of record at the close of business on February 23, 2026, are entitled to vote at the meeting and at any adjournment thereof. Each share of common stock is entitled to one vote for each director candidate and one vote for each of the other proposals.

Items of Business	Board's Recommendation	Page Reference
Election of nine directors	FOR EACH NOMINEE	Page 6
Advisory vote to approve the compensation of our named executive officers	FOR	Page 50
Approval of Amendment No. 3 to the Deluxe Corporation Stock Incentive Plan	FOR	Page 51
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	FOR	Page 59
In addition, any other business properly presented may be acted upon at the meeting.
By Order of the Board of Directors,
Jeffrey L. Cotter
Chief Administrative Officer, Senior Vice President and General Counsel
March 9, 2026
How to Vote in Advance
It is important that your shares be represented at the annual meeting. Regardless of whether you plan to attend the virtual annual meeting, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense. Voting by telephone, internet, or mail will not limit your right to vote at or to attend the virtual annual meeting.

Method	Step-by-Step Instructions	Voting Deadline
Internet
Instructions can be found on the Internet Notice. The internet procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Go to www.proxyvote.com
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 22, 2026 •Internet voting is available 24 hours a day
Telephone
The telephone procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Call 800-690-6903 (toll-free)
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 22, 2026 Telephone voting is available 24 hours a day
Mail
This option is available only if you receive a paper proxy card or receive a voting instruction card.

If you own your shares directly:
•Complete, sign, and date the proxy card
•Mail it in the pre-addressed envelope that accompanies the proxy card

If you own your shares in street name:
•Request a voting instruction card according to the instructions on the Internet Notice provided to you by your broker or other agent
•Complete, sign, and date the voting instruction card provided by the broker or other agent
•Mail the voting instruction card in the pre-addressed envelope provided

•Directly-Held Shares: Proxy cards must be received before April 23, 2026 (date of the annual meeting) in order for the shares to be timely voted
•Shares Held in Street Name: Voting instruction cards must be received before the date specified on the voting instruction card in order for the shares to be timely voted

Participating in our Annual Meeting
We are holding our annual meeting in a virtual meeting format because we believe a virtual meeting provides ease of access, real-time communication, cost savings for our shareholders and the company, and greater access and participation opportunities for shareholders.
How can I attend the meeting?
You can attend the meeting online, vote your shares electronically, and submit your questions during the meeting by logging onto our virtual forum at www.virtualshareholdermeeting.com/DLX2026 and following the instructions provided on your proxy card, voter instruction card, or Internet Notice. To participate in the annual meeting, you will need the 16-digit control number included on your proxy card, voter instruction card, or Internet Notice. If you do not have this control number at the time of the meeting, you will still be able to attend as a guest, but you will not be able to vote or ask questions. The meeting will begin promptly at 3:00 p.m. CDT. We encourage you to access the meeting prior to the start time. Online check-in will begin at 2:30 p.m. CDT, and you should allow ample time for the check-in procedures.
How can I ask questions during the meeting?
You may submit questions in real time during the meeting through the virtual forum. We are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the meeting. Submitted questions should follow our Rules of Conduct in order to be addressed during the meeting. Our Rules of Conduct will be posted on the forum. Answers to appropriate questions not addressed during the meeting will be posted following the meeting on the investor relations page of our website.
What can I do if I need technical assistance during the meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual forum login page.
Will a replay of the meeting be available?
Following completion of the meeting, a webcast replay will be available on www.deluxe.com through May 15, 2026.

Proxy Summary
This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement carefully before you vote. In this Proxy Statement, we refer to Deluxe Corporation as Deluxe, we, our, the company, or us.
Meeting Information
Our 2026 Annual Meeting of Shareholders will be held on Thursday April 23, 2026, at 3:00 p.m. Central Daylight Saving Time. The meeting will be conducted virtually at www.virtualshareholdermeeting.com/DLX2026 with check-in beginning at 2:30 p.m. We are mailing Notice of Internet Availability of Proxy Materials (Internet Notice) to shareholders of record beginning on or about March 9, 2026.
Our Director Nominees

Name	Age	Director since	Independent	Other current public company boards
Angela L. Brown	68	2024	Yes	1
Michelle T. Collins	64	2025	Yes	2
Hugh S. (Beau) Cummins III	63	2025	Yes	0
Paul R. Garcia	73	2020	Yes	2
Barry C. McCarthy	62	2018	No	0
Thomas J. Reddin	65	2014	Yes	2
Morgan M. (Mac) Schuessler, Jr.	55	2025	Yes	1
John L. Stauch	61	2016	Yes	1
Telisa L. Yancy	59	2021	Yes	0
Nominee Board Composition
The following charts provide information about the makeup of our board immediately after the annual meeting if all director nominees are elected:

33% Female Representation	5.1 years Average Tenure	22% Ethnic/Racial Diversity

Director Qualifications and our Strategy
We seek to have a well-rounded, diverse and independent board that reflects both institutional knowledge of longer-tenured directors and fresh perspectives brought by newer directors. We ensure that every director possesses the core competencies we deem necessary to provide effective oversight and leadership to the company. We have also identified other skills that we believe are important to have reflected within the broad range of skills offered by our individual directors. The table and matrix below identify the qualifications and skills we deem most important for our directors and how those qualifications link to our strategy. After identifying relevant director qualifications, our board utilizes the skills and experience matrix to facilitate the comparison of directors’ skills versus those identified as necessary to implement and oversee our strategy. These skills are periodically reviewed to ensure relevance and to assist in identifying director nominees who will complement the experience, qualifications, skills, and attributes of other directors.

Key Skill or Qualification	Link to our Strategy
Core Competencies

C-Suite Experience	Ensures practical understanding of our organization and strategy, and encourages robust dialogue and decision-making
Strategic Planning	Ensures the ability to provide thoughtful and practical leadership through an understanding of the development, execution, and assessment of business strategies and annual operating plans
Shareholder Advocacy	Allows us to be responsive to shareholder concerns and drive change based on engagement feedback
Strategic Skills

Payments and/or Data Experience	Ensures we receive valuable advice in our Merchant Services, B2B Payments, and Data Solutions segments, where we see the biggest opportunities for growth
Public Company Board Experience	Ensures directors understand issues facing public companies, as well as corporate governance practices and the nature of the relationship between the board and management
Financial Management	Ensures our board is able to assess the company's performance, promote disciplined and accurate financial reporting, maintain robust controls, understand capital markets, and exercise disciplined capital allocation
Marketing	Provides valuable perspective for marketing our B2B Payments and Data businesses, while sustaining our Print business
Risk Management Oversight	Ensures our board's ability to exercise its oversight of our overall enterprise risk management program, including identifying, managing, and mitigating key risks
Cybersecurity and Data Privacy	Supports our commitment to protecting the data of the financial institutions, businesses, and consumers to whom we provide services and products

CORE COMPETENCIES: C-Suite Experience, Strategic Planning, Shareholder Advocacy

	Brown	Collins	Cummins	Garcia	McCarthy	Reddin	Schuessler	Stauch	Yancy
C-SUITE EXPERIENCE	CEO	Partner	COO	Chair & CEO	CEO	CEO	CEO	CEO	President
STRATEGIC PLANNING	✓	✓	✓	✓	✓	✓	✓	✓	✓
SHAREHOLDER ADVOCACY	✓	✓	✓	✓	✓	✓	✓	✓	✓
PAYMENTS/DATA EXPERIENCE	✓		✓	✓	✓	✓	✓		
PUBLIC COMPANY BOARD EXPERIENCE	✓	✓		✓		✓	✓	✓	
FINANCIAL MANAGEMENT	✓	✓	✓	✓	✓	✓	✓	✓	✓
MARKETING					✓	✓	✓	✓	✓
RISK MANAGEMENT OVERSIGHT	✓	✓	✓	✓	✓	✓	✓	✓	✓
CYBERSECURITY & DATA PRIVACY	✓	✓	✓	✓	✓	✓	✓	✓	✓

Corporate Governance Highlights
Our Corporate Governance Guidelines, together with our bylaws, are intended to foster leading governance practices for our board and company. Our board oversees administration and interpretation of these guidelines, including determining whether amendments to the guidelines are appropriate. Below are highlights of key features of our corporate governance practices. Please see “Board Structure and Governance” beginning on page 10 of this Proxy Statement for more information about our corporate governance practices.

Diverse Board Leadership	Annual Director Elections	Annual Board and Committee Evaluation Process

Stock Ownership Guidelines for Executive Officers and Directors	Regular Executive Sessions of Independent Directors	ESG Oversight

No Poison Pill	Cybersecurity Oversight	Stock Hedging and Pledging Policies
Shareholder Outreach
We are committed to both listening and responding to our shareholders. Management, along with Investor Relations, regularly meets with shareholders throughout the year. We will continue this active dialogue with shareholders and elevate and integrate feedback into board discussions to ensure we address those matters shareholders deem critical.
Fiscal 2025 Performance Highlights
In fiscal year 2025, we reported revenue of $2.133 billion, a 0.5% increase from 2024 on a reported basis and 1.1% increase from 2024 on a comparable adjusted basis. We reported net income of $82.2 million, compared to $52.9 million in the prior year, driven by overall revenue growth, improved operating expense efficiencies, and lowered restructuring spending. Adjusted EBITDA was $431.5 million, increasing 6.2% versus 2024 on a comparable adjusted basis, and reflecting a 20.2% margin. We delivered against our capital allocation priorities, reducing our total debt by $73.7 million, investing $95.3 million in capital expenditures, including toward our growth initiatives, and continuing to return capital to shareholders via our dividend. We remain encouraged by our continued momentum as we have transformed into a trusted Payments and Data company. See Annex A for a reconciliation of adjusted EBITDA, comparable adjusted revenue, comparable adjusted EBITDA, and comparable adjusted EBITDA margin, each of which are non-Generally Accepted Accounting Principles (GAAP) financial measures, to the most directly comparable GAAP financial measure.
Executive Compensation Highlights
Our executive pay is comprised of base salary, an annual bonus calculated in accordance with our Annual Incentive Plan (AIP), and long-term equity incentives consisting of restricted stock units (RSUs) and performance share units (PSUs). Over 70% of our executive pay (87.5% for our President and CEO) is at-risk, and a significant portion is performance-based, as shown below.

We believe that this mix provides appropriate incentive for executives throughout the year, while ensuring that their interests align with those of our shareholders. Each component of our compensation package serves specific objectives, as follows:

Element	Objectives
Base Salary	Provides competitive pay to attract and retain accomplished and successful executives with the requisite experience to drive significant growth
Annual Incentive Plan	Encourages and rewards valuable contributions to our annual financial and operational performance objectives by rewarding high performance and achievement of annual corporate goals
RSUs	Helps retain talent and aligns executive incentives with the interests of our shareholders
PSUs	Rewards share price performance on both an absolute and relative basis and provides incentive for executives to reach long-term financial and strategic goals

Environmental, Social and Governance (ESG) Highlights
Before ESG even had a name, Deluxe was incorporating many of its key principles into our operations. Our long-standing commitment to “do the right thing” continues today. Further details about our ESG program can be found in our ESG Report at deluxe.com/content/dam/deluxe/us/en/home/blog/newsroom/Deluxe-ESG-Report-2024.pdf

ITEM 1: ELECTION OF DIRECTORS
Nominees for Election
There are currently ten individuals serving on our board. Each director's term expires as of the date of the 2026 Annual Meeting of Shareholders. Cheryl E. Mayberry McKissack is not standing for re-election at the meeting, and Paul R. Garcia is expected to be the independent Chair of the Board effective immediately following the 2026 Annual Meeting of Shareholders. The board recommends that the nine individuals presented below, all of whom are current directors, be elected to serve on the board until the 2027 Annual Meeting of Shareholders. With the exception of Mr. McCarthy, who serves as our President and CEO, and therefore is not independent, all nominees have been determined by the board to meet the independence standards of the New York Stock Exchange (NYSE) (see the discussion of Director Independence in the "Board Structure and Governance" section of this Proxy Statement). Each of the individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated in the proxy card.
Pursuant to our Corporate Governance Guidelines, at any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the board), any nominee for director who receives a greater number of "WITHHOLD" votes from his or her election than "FOR" votes shall submit to the board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the board. The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full board whether to accept it. The board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (SEC) within four business days after the board’s determination.
The board recommends that you vote "FOR" the election of each of the following nominees.

Angela L. Brown Retired President and CEO Moneris Solutions Corporation Director since: 2024 Age: 68 Independent: Yes
Background
•Retired President and Chief Executive Officer of Moneris Solutions Corporation, a Canadian merchant services company specializing in payment processing, from 2013 to 2023
•Former Group Executive, Enterprise Development, Merchants & Acceptance, for MasterCard Worldwide
•Held multiple senior banking positions at both Fifth Third Bank in Cincinnati and Canadian Imperial Bank of Commerce in Toronto
Qualifications
•Broad experience in the banking industry in general, and in particular, payment processing
•Her certification in Cybersecurity Risk Oversight from the Software Engineering Institute at Carnegie Mellon University and the National Association of Corporate Directors informs her oversight of our information security program
•Currently serves on the board of Altus Group (TSX: AIF)
Committees: Audit and Finance; Corporate Governance

Michelle T. Collins Former Partner Deloitte Director since: 2025 Age: 64 Independent: Yes
Background
•Retired Partner, Deloitte (serving from 1996-2024), and former member of Deloitte's U.S. Board of Directors, she led the automotive sector and served many of Deloitte's largest global clients
•While at Deloitte, served as the Vice Chair and Automotive Sector Leader, Audit Chief Strategy and Communications Officer, Audit & Assurance Ideation Leader, Central Regional Risk and Advisory Leader, and Michigan Audit Practice Leader
Qualifications
•Broad experience in business transformations, mergers and acquisitions, enterprise risk management, financial accounting and reporting, and SEC compliance informs her oversight of our management and governance processes
•As a Certified Public Accountant with decades of audit experience, she is a qualified financial expert
•Currently serves on the board of OwensCorning (NYSE: OC) and Albemarle (NYSE: ALB)
Committees: Audit and Finance; Compensation and Talent

Hugh S. (Beau) Cummins III Former COO Truist Financial Corporation Director since: 2025 Age: 63 Independent: Yes
Background
•Vice Chair, Chief Operating Officer, and member of operating council of Truist Financial Corporation, a bank holding company, from 2023 to 2025
•Formerly led Truist's wholesale group from 2021 to 2023, and was the Head of Corporate & Institutional Group of Truist from 2019 to 2021
•Served in various executive operating roles for SunTrust Bank between 2005-2019 (SunTrust-Truist merger), including co-Chief Operating Officer and Wholesale Segment Executive
Qualifications
•His significant experience, including in banking, payments, operational services, and performance acceleration, provide him with insight as we continue to grow in the payments space
•Has broad background in corporate strategy and development, transformation, and enterprise governance and controls, all of particular importance to us as a public company
Committees: Audit and Finance; Compensation and Talent

Paul R. Garcia Retired Chairman and CEO Global Payments Inc. Director since: 2020 Age: 73 Independent: Yes
Background
•Retired Chairman and Chief Executive Officer of Global Payments Inc., a publicly traded, leading provider of credit card processing, check authorization, and other electronic payment processing services, from 2001 to 2014
•Former President and CEO of NaBanco, an electronic credit card processor
Qualifications
•As a pioneer in the financial services industry, he has extensive experience in the payments space, which is one of our major strategic areas of focus
•Currently serves on the boards of Repay Holdings Corporation (Nasdaq: RPAY) and UnitedHealth Group (NYSE: UNH), and previously (2019 to 2022) served on the board of Truist Financial Corporation (NYSE: TFC)
Committees: Audit and Finance; Compensation and Talent (Chair), Corporate Governance

Barry C. McCarthy President and CEO Deluxe Corporation Director since: 2018 Age: 61 Independent: No
Background
•President and CEO of Deluxe Corporation since 2018
•Served in various senior executive positions during the previous 14 years, most recently, from 2014 to 2018, as Executive Vice President and Head of Network and Security Solutions, a $1.5 billion publicly reported segment of First Data Corporation, a financial services company since acquired by Fiserv Inc.
Qualifications
•Sole member of our management represented on the board
•Leads the development and execution of our strategies by drawing on his strong background in product development, sales, payments, marketing, and technology innovation
•Significant experience leading corporate transformations
•Accomplished executive and financial technology leader with an extensive track record of developing and building innovative, tech-enabled solutions
Committees: None

Thomas J. Reddin Managing Partner Red Dog Ventures LLC Director since: 2014 Age: 65 Independent: Yes
Background
•Managing Partner, Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007
•Early stage member of team that built LendingTree.com, a leader in online lending and ecommerce, from 1999 to 2007, where he held various senior executive positions, including Chief Executive Officer, President and Chief Operating Officer, and Chief Marketing Officer
Qualifications
•Red Dog Ventures focuses on growing early stage digital companies, through which he brings experience in data and data analytics, AI/machine learning, cybersecurity, digital marketing and internet lead generation, search engine optimization, and product management
•Nine years of experience building and scaling an online lending exchange, matching millions of consumers with hundreds of lenders
•17 years of experience in the consumer goods industry, including at Kraft General Foods and Coca-Cola USA, where he managed the Coca-Cola® brand as Vice President of Consumer Marketing and played a lead role in the introduction of bottled water in the U.S. market
•Provides a valuable perspective in the board's oversight of our information security program, including through his certification in Cybersecurity Risk Oversight from the Software Engineering Institute at Carnegie Mellon University and the National Association of Corporate Directors
•Has extensive public company board experience, including currently serving on the boards of Asbury Automotive Group, Inc. (NYSE: ABG), where he chairs the board, and Tanger Factory Outlet Centers, Inc. (NYSE: SKT), where he chairs the compensation committee
Committees: Audit and Finance; Compensation and Talent; Corporate Governance (Chair)

Morgan M. (Mac) Schuessler, Jr. CEO and President Evertec Group Director since: 2025 Age: 55 Independent: Yes
Background
•Since 2015, Chief Executive Officer, President, and director of Evertec Group (NYSE: EVTC), an S&P 600 component and one of the largest transaction processing companies in Latin America
•Served in multiple leadership roles, most recently as President, International, at Global Payments between 2005 and 2014
•Previously served in ascending leadership roles at American Express Corporate Services between 1996 and 2005
Qualifications
•Over 30 years of public company experience, including as a CEO and a director
•Extensive experience in the payments and fintech industry, one of our major strategic areas of focus
Committees: Audit and Finance; Corporate Governance

John L. Stauch President and CEO Pentair plc Director since: 2016 Age: 61 Independent: Yes
Background
•Since 2018, President and Chief Executive Officer and a director of Pentair plc (NYSE: PNR), a leading water treatment company; served as Pentair's Executive Vice President and Chief Financial Officer from 2007-2018
•Chief Financial Officer of the Automation and Control Systems unit (2005-2007) of Honeywell International, Inc.
•Served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International, Inc. and its predecessor, AlliedSignal, Inc. (1994-2005)
Qualifications
•His role as President and CEO of Pentair plc, and his prior service as CFO of Pentair for 11 years, renders him a financial expert, and he has extensive direct experience with many aspects of public company strategy and operations
Committees: Audit and Finance (Chair); Corporate Governance

Telisa L. Yancy Group President American Family Insurance Director since: 2021 Age: 59 Independent: Yes
Background
•Group President of American Family Insurance, a property/casualty insurance group, since January 2023
•Previous positions at American Family include serving as President, Direct to Consumer from 2021 to 2023, Chief Operating Officer, Agency Business from 2019 to 2021, and Chief Marketing Officer from 2015 to 2019
•Held general management, sales, marketing, and operations leadership positions in a variety of industries
Qualifications
•Her background in understanding customers, products, and digital ecosystems enables her to provide guidance as we continue cross-selling products and services across our segments
•Her operations leadership experience allows her to advise on customer service, operations, marketing, technology, and sales initiatives
•Currently serves as a director of American Family Insurance and of the American Property and Casualty Insurance Association
Committees: Audit and Finance; Compensation and Talent

Director Not Standing for Re-election

Cheryl E. Mayberry McKissack CEO Nia Enterprises LLC Director since: 2000 Independent Chair since: 2019 Age: 70 Independent: Yes
Background
•Independent Chair of Deluxe since 2019
•Chief Executive Officer (2000-present) of Nia Enterprises LLC, a marketing, entrepreneurial business, and digital consulting firm, and President, Board Member, and co-owner of Black Opal Inc., a cosmetics and skin care firm
•CEO of Ebony Media Operations LLC (May 2016-March 2017), a print and media company
•COO of Johnson Publishing Company (JPC) and President of its affiliate, JPC Digital (2013-2016)
Qualifications
•Regarded as an expert on entrepreneurship and the art of selling; author of the book, The Entrepreneurial Sell, published in 2018
•Former Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University, where she lectured for 10 years (2005-2015)
•Her experience in launching the ebony.com website and as a successful entrepreneur and digital technology executive provides a unique perspective to the board
•Her experience in SaaS marketing and new media solutions is a valuable complement to the skills she brings to the board particularly in our Data Solutions and Print segments
Committees: Compensation and Talent; Corporate Governance

BOARD STRUCTURE AND GOVERNANCE
Corporate Governance at Deluxe
We seek to adopt and use corporate governance practices that we believe will be of value to our shareholders and will positively aid in the governance of our company. Below is a summary of our governance practices.

Independent Board	•Eight of our nine director nominees are independent
Board Diversity	•One of our director nominees self-identifies as African American, one as Hispanic, and three as female
Independent Chair of the Board
•Acts as a liaison between management and the board
•Provides independent advice and counsel to the President and CEO
•With the President and CEO, develops and sets the agenda for board meetings and annual meetings of shareholders
•Calls special meetings of the board when appropriate
•Ensures that the independent directors hold executive sessions and presides over these sessions

Annual President and CEO Evaluation and Succession Planning
•The board annually evaluates the President and CEO's performance
•The board annually conducts a rigorous review and assessment of the succession planning process for the President and CEO and other executive officers

Annual Director Election and Outside Board Service	•Each director is elected on an annual basis •Currently, no director serves on more than two other public company boards, and our President and CEO does not serve on any other public company boards
Director Stock Ownership
•Within five years after initial appointment or election to the board, each independent director is required to own our common stock with a market value of at least five times the director's annual cash retainer

Stock Hedging and Pledging Policies
•Our insider trading policy bars our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock
•We prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans)

No “Poison Pill”	•We do not have a "poison pill" in place
Risk Management
•We have a rigorous enterprise risk management (ERM) program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic, change management, and other risks that could adversely affect our business, which also includes crisis management and business continuity planning

Board Effectiveness Reviews	•We conduct annual self-assessments of the board and each of its committees
Board Oversight and Director Independence
Our businesses, property, and affairs are managed under the general direction of our board. In providing this oversight, the board adheres to a set of Corporate Governance Guidelines designed to ensure that the board has access to relevant information and is structured and operates in a manner allowing it to exercise independent business judgment.
A critical component of our corporate governance philosophy is that a majority of our directors meet strict standards of independence, meaning that they have no relationship with our company, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to us and our shareholders. The listing standards of the NYSE require that a majority of our directors be independent, and that our Audit and Finance, Compensation and Talent, and Corporate Governance Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the board to have no material relationship with us other than as a director. In accordance with the NYSE listing standards, our board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined. These standards include restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with us, our independent registered public accounting firm, or any commercial or not-for-profit entity with which we have a relationship, and also require consideration of any other relationship that may impair independence. Consistent with regulations issued by the SEC and NYSE listing standards, our Director Independence Standards also have heightened standards for Audit and Finance Committee and Compensation and Talent Committee members. The complete text of our Director Independence Standards is posted on our website at www.investors.deluxe.com/governance/governance-documents.
Following its assessment, the board has determined that every director and nominee, with the exception of Mr. McCarthy, satisfies our Director Independence Standards. The board has also determined that each member of its Audit and Finance, Compensation and Talent, and Corporate Governance Committees is independent.

Corporate Governance Guidelines
Our board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, board and committee structure and processes, director education, CEO evaluation, management succession planning, and conflicts of interest. Investors may find these guidelines on our website at www.investors.deluxe.com/governance/governance-documents.
Board Effectiveness and Evaluations
Our board and each of its committees conducts an annual self-evaluation of its performance and processes, all of which is overseen by the board's Corporate Governance Committee. These evaluations are designed to ensure that the board and its committees are functioning effectively and to identify any issues or potential areas for improvement.
Code of Ethics
All of our directors and employees, including our Named Executive Officers (NEOs), are required to comply with our Code of Ethics to help ensure that our business is conducted in accordance with applicable legal and ethical standards. Our Code of Ethics is designed to require strict adherence to the letter and spirit of all laws and regulations applicable to our business, and addresses professional conduct, including customer relationships, respect for coworkers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to report any violations or suspected violations of the Code of Ethics to management or our legal department, or by using our confidential, third-party ethics and compliance hotline. The full text of our Code of Ethics is posted on our website at www.investors.deluxe.com/governance/governance-documents. The Code of Ethics is available in print, free of charge, to any shareholder who submits a request to our Corporate Secretary at our principal executive offices at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Certain Relationships and Related Person Transactions
Program Overview
The board has adopted a written policy under which the Audit and Finance Committee is responsible for reviewing and, as appropriate, approving any proposed related person transactions. Specifically, the policy requires that any transaction: (a) involving our company; (b) in which any of our directors, nominees for director, executive officers, or greater than five percent shareholders, their immediate family members, or the associates of these persons have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved in advance by the Audit and Finance Committee. A related party transaction may only be approved if the transaction is determined to be consistent with the best interests of the company and its shareholders. In determining whether to approve such transaction, the committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The committee has the discretion to impose such conditions as it deems necessary and appropriate on the company or the related person in connection with the transaction. No director may participate in any review or approval of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.
Synapse Labs Inc.
In 2024, Deluxe entered into agreements with Synapse Labs Inc. (“Synapse”) for software and technical services used to enhance Deluxe’s systems and products. An immediate family member of our Chief Technology and Digital Officer, Mr. Jeyaprakasam, is an officer and equity owner of Synapse. Payments to Synapse in 2024 totaled approximately $1,190,000. These transactions have been reviewed and approved by the Audit and Finance Committee.

In 2025, Deluxe continued to engage Synapse for similar software and technical services. Payments to Synapse in 2025 totaled approximately $1,235,000, and the Audit and Finance Committee likewise reviewed and approved these transactions.

In December 2025, Deluxe entered into an agreement ("December 2025 SOW") with Synapse anticipating Synapse's engagement in 2026 as an IT vendor, providing various software and technical services. These transactions were also reviewed and approved by Deluxe's Audit and Finance Committee. Any spend occurring under the December 2025 SOW will be reported as required in Deluxe's fiscal year 2026 proxy statement.

Board Composition, Qualifications, and Tenure
Our Corporate Governance Committee oversees the process for identifying, evaluating and recommending the nomination of candidates for the board. While not maintaining a specific policy on board diversity, we believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience, and knowledge to complement the attributes of other board members and enable them to contribute effectively to the board's oversight role. We invite candidates to self-identify gender, sexual orientation, race, or ethnicity, as well as diversity in their work experiences. We also believe that a majority of board members should have a background in business, including experience in markets we serve or in which we are developing product and service offerings, and we recognize the benefit of board members having an understanding of the methods by which other boards address issues common to publicly traded companies. We also believe the board should include both actively employed and retired senior corporate officers, and that the board should include directors with a mix of tenures. The board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully in the Director Skills Matrix in the Proxy Summary section), as well as its ongoing evaluation and continuous improvement processes (discussed above under "Board Effectiveness and Evaluations"), enables the board to perform its responsibilities effectively.
The board has established the following specific guidelines for nominees to the board:
•A majority of directors must be independent, the current standards for which are discussed above under "Board Oversight and Director Independence."
•Non-employees should generally not be nominated for re-election to the board after their 75th birthday.
•A non-employee director who ceases to hold the principal employment position held at the time of election to the board, or who has a significant change in position, must offer to resign from the board. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director's qualifications and make a recommendation to the board as to whether the resignation should be accepted.
•Management directors who terminate employment with our company or experience a reduction in employment level, position, or responsibilities, must offer to resign from the board. The board will then decide whether to accept the director's resignation, provided that no more than one former CEO of the company should serve on the board at any one time.
If all of the nominees are elected to the board, after the 2026 Annual Meeting of Shareholders, our directors' tenure will range from less than one year to 12 years of board service, with an average of approximately five years. This mix of tenure on the board is intended to support the view that the board as a whole represents a "portfolio" of new perspectives and deep institutional knowledge.
Director Selection Process
All board members are elected annually by our shareholders, subject to the board's right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the board recommends a slate of nominees to be presented for election at the annual meeting of shareholders. Ms. Collins was recommended to the board during 2025 by a third-party search firm in response to specifications identified by the Corporate Governance Committee.
The Corporate Governance Committee considers candidates recommended by members of the board or recommended by our shareholders, and the committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated using the same criteria and same procedures as candidates recommended by board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the board as to whether a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines applicable to directors, as outlined above. Such documentation and the name of the recommended director candidate must be sent by mail to our Corporate Secretary in care of Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.
Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our President and CEO or Corporate Secretary no later than 90 days prior to the first anniversary of the previous year's annual meeting. Because the advance notice provisions of our bylaws require earlier notice than what is required by Rule 14a-19, any notice being provided under Rule 14a-19 must also be submitted in accordance with the deadlines set forth in the preceding sentence. The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the board at the meeting. In addition to certain information about the shareholder, as described in our bylaws, the shareholder's notice must set forth as to each nominee: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the number of shares of our stock owned by the person; 4) the written and acknowledged statement of the person that such person is willing to serve as a director; and 5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act), if the election of the candidate had been solicited by or on behalf of the board. In addition, shareholders who intend to solicit proxies in support of director nominees other than company nominees for the 2026 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and complies with all other requirements under Rule 14a-19, including the minimum solicitation requirements. No shareholders submitted director nominations in connection with this year's meeting. Any shareholders desiring to present a candidate at the 2027 Annual Meeting of Shareholders must furnish the required notice no later than January 26, 2027.
When a vacancy or a new position on the board needs to be filled, the President and CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate believed to provide the most meaningful contribution to the board as a whole. The profile is submitted to the committee, or its nominee, for approval. In order to properly staff its various committees and support its succession planning initiatives, the board currently believes that a board consisting of nine to 11 directors is optimal. Historically, we have engaged a third-party search firm to assist us in identifying suitable candidates for open director positions. The firm selected, as well as the specific terms of the engagement, are based on specifically established search criteria. Members of the board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the selected candidates are interviewed. The independent Chair of the Board, the President and CEO, and at least a majority of the committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled board and committee meetings. The committee also assesses each candidate's potential conflicts of interest and the ways in which the candidate's qualifications, experience, and knowledge complement those of existing members of the board. The committee reviews the interviewers' reports and recommendations and makes the final determination as to which candidates are recommended for election to the board. Depending on when suitable candidates are identified, the board may decide to appoint a new director to serve on the board until the next annual meeting of shareholders.
Meetings of the Board of Directors
There were six meetings of the board in 2025. Each director attended, in person, virtually, or by telephone, at least 75% of the aggregate of all meetings of the board and its committees on which such director served during the year. It is our policy that directors attend our annual shareholder meetings. All of our directors who served on the board at the time attended our virtual annual shareholder meeting in 2025.
Board Responsibilities
The board oversees, counsels, and directs management in the long-term interests of our company and our shareholders. The board's responsibilities include:
•overseeing the conduct of our business and the assessment of enterprise risks to evaluate whether the business is being properly managed;
•reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;
•planning for President and CEO succession and monitoring succession planning for other executive officers; and
•overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, as well as our compliance with law and our Code of Ethics.
The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time, as appropriate. At each board meeting, time is reserved for the independent directors to meet without management present. Officers and members of management regularly attend board meetings to present information on our business and strategy.
Committee Membership and Responsibilities
The board assigns responsibilities and delegates authority to its committees, and these committees regularly report on their activities and actions to the board. The board has three standing committees: Audit and Finance, Compensation and Talent, and Corporate Governance. Each committee may engage outside experts, advisors, and counsel to assist the committee in its work. Each committee has a written charter approved by the board. We post each charter on our website at www.investors.deluxe.com/governance/governance-documents. A copy of each charter is available upon request by contacting our Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402. The following table identifies the current committee members as of the date of this Proxy Statement.

Name	Audit and Finance	Compensation and Talent	Corporate Governance
Angela L. Brown	✓		✓
Michelle T. Collins	✓	✓
Hugh S. (Beau) Cummins III	✓	✓
Paul R. Garcia	✓	C	✓
Cheryl E. Mayberry McKissack[1]		✓	✓
Barry C. McCarthy
Thomas J. Reddin	✓	✓	C
Morgan M. (Mac) Schuessler, Jr.	✓		✓
John L. Stauch	C		✓
Telisa L. Yancy	✓	✓
✓ Committee Member      C Committee Chair
(1)Ms. Mayberry McKissack is not standing for re-election in 2026.
The following tables provide a summary of each committee's responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors who served on each committee at fiscal year end.

Audit and Finance Committee
Number of meetings in 2025: 6

Directors who serve on the committee:

John L. Stauch, Chair
Angela L. Brown
Michelle T. Collins
Hugh S. (Beau) Cummins III
Paul R. Garcia
Thomas J. Reddin
Morgan M. (Mac) Schuessler, Jr.
Telisa L. Yancy

•Subject to ratification by our shareholders, appoints the independent registered public accounting firm and oversees its work
•Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees
•Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements and our annual audited financial statements and recommends to the board whether such annual statements should be included in our Annual Report on Form 10-K
•Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls
•Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within GAAP that have been discussed with management, and other material written communications between the independent registered public accounting firm and management
•Reviews and discusses with management our earnings press releases, including the use of any pro forma or adjusted information outside of GAAP, as well as financial information and earnings guidance
•Oversees the work of our internal auditors
•Reviews the effectiveness of our legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls, and auditing matters
•Reviews and discusses, with management and the board, our financial and enterprise risk assessment and risk management practices and policies, as well as reports to the board any material risks identified in the course of performing its responsibilities
•Receives, reviews, and oversees management responses to certain regulatory and other compliance audits, including Federal Financial Institutions Examination Council examinations
•Reviews and, as appropriate, approves any transactions with related parties
•Evaluates material acquisitions, divestitures, and capital projects and reviews other material financial transactions outside the scope of normal ongoing business activity
•Reviews our annual financing plans, as well as credit facilities maintained by us, and reviews our financial performance and forecasts
•Reviews and recommends changes to the capital structure, including policies concerning corporate finance matters, such as capitalization, investment of assets, and debt/equity guidelines
•Reviews our dividend policy and makes related recommendations to the board
•Reviews and makes recommendations to the board regarding financial strategy and proposals concerning the sale, repurchase, or split of our securities
•Reports to the board any material risks identified in the course of performing its responsibilities

Compensation and Talent Committee
Number of meetings in 2025: 5

Directors who serve on the committee:

Paul R. Garcia, Chair
Michelle T. Collins
Hugh S. (Beau) Cummins III
Cheryl E. Mayberry McKissack Thomas J. Reddin
Telisa L. Yancy

•Develops our executive compensation philosophy
•Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans
•Reviews and approves corporate goals and objectives relating to the President and CEO's compensation, leads an annual evaluation of the President and CEO's performance in light of those goals and objectives, and recommends to the board the President and CEO's compensation based on this evaluation
•Reviews and approves other executive officers' compensation
•Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers
•Considers shareholder advisory votes related to executive compensation and considers risks created by or related to the design of our compensation programs
•Oversees human capital management initiatives, including talent development
•Retains and, in accordance with SEC requirements, determines the independence of, consultants that assist in its activities
•Reports to the board any material risks identified in the course of performing its responsibilities

Corporate Governance Committee
Number of meetings in 2025: 4

Directors who serve on the committee:

Thomas J. Reddin, Chair
Angela L. Brown
Paul R. Garcia
Cheryl E. Mayberry McKissack
Morgan M. (Mac) Schuessler, Jr.
John L. Stauch

•Reviews and recommends the size and composition of the board and its committees, as well as responsibilities of board committees
•Establishes criteria and procedures for identifying and evaluating potential board candidates
•Reviews nominations received from the board or shareholders and recommends candidates for election to the board
•Establishes policies and procedures to ensure the ongoing effectiveness of the board, including policies regarding retirement, review of qualifications of incumbent directors, and conflicts of interest
•Establishes guidelines for conducting board meetings
•Oversees the annual assessment of the board's performance
•In consultation with the Compensation and Talent Committee, reviews and recommends to the board the amount and form of all compensation paid to directors
•Reviews and makes recommendations to the board regarding candidates for key executive officer positions and monitors CEO and management succession plans
•Develops and recommends corporate governance guidelines, policies, and procedures
•Reports to the board any material risks identified in the course of performing its responsibilities

Communications with Directors
Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our board, our independent directors as a group or any individual director, may submit such concerns in writing to the independent Chair of the Board, or the designated group of directors or individual director, in the care of the Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Board Leadership Structure; Independent Chair
The board does not maintain a written policy regarding separation of the offices of Chair and CEO, believing that this issue should be addressed as part of the board's succession planning processes. However, the board has maintained a separation of the Chair and CEO roles since 2005. The board has found this structure to be effective, both in allowing the CEO to focus on execution of our strategy and allowing the Chair to assist the CEO in managing the work of the board. This structure also reinforces the value of independent board oversight from a risk management perspective. Paul R. Garcia is expected to become the independent Chair of the Board effective immediately following the 2026 Annual Meeting of Shareholders.
Board Role in Risk Oversight
The board takes an active role in risk oversight, both as a full board and through its committees. Our independent directors regularly meet in executive session, without management present, to assess the quality of the board's meetings and to provide their observations to the President and CEO regarding our business challenges and risk mitigation strategies, among other things. Management conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit and Finance Committee. Updates are provided as needed at board meetings. The objectives for the risk assessment process include the following: (1) addressing the NYSE governance requirement that the Audit and Finance Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the board, its committees, and management; (3) determining whether any risks require additional or higher-priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in our SEC reports; and (5) guiding the development of our internal audit plans.

In 2025, the risk-assessment process was conducted by our ERM steering committee, led by members of our Assurance and Risk Advisory Services department, our Chief Financial Officer, and our Chief Administrative Officer, working with the executive leadership team and senior-level staff, including the Chief Compliance Officer and the Chief Information Security Officer. The ERM steering committee evaluated potential risks and associated mitigating factors and strategies across our company. Identified risks were prioritized based on the potential exposure to our company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize. The process included evaluating management's preparedness to respond to the risk. The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the executive leadership team. A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit and Finance Committee. Risk updates are shared with the board each quarter.
Audit and Finance Committee Financial Expertise; Complaint Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit and Finance Committee have been determined by the board to meet the financial literacy requirements of the NYSE's listing standards. The board has also determined that John L. Stauch, the current Audit and Finance Committee Chair, is an "audit committee financial expert" as defined by SEC regulations.
In accordance with federal law, the Audit and Finance Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through our ethics and compliance hotline, which is operated by a third party.
Compensation and Talent Committee Processes and Procedures
The authority and responsibilities of the Compensation and Talent Committee are governed by its charter, a copy of which can be found on our website at www.investors.deluxe.com/governance/governance-documents, together with applicable laws, rules, regulations and NYSE listing standards. Along with fulfilling the duties listed in the table above related to executive compensation, the committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement, and Employee Retirement Income Security Act of 1974 (ERISA) excess plans. The committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs. The Compensation and Talent Committee is also responsible for oversight of our human capital management, which includes programs and related outcomes with respect to talent attraction, development, retention, and workplace culture.
The committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. The committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant. During 2025, the committee assessed its relationship with FW Cook and determined that no conflicts of interest existed and that the firm was independent. Among other factors supporting FW Cook’s independence, we did not pay fees to FW Cook in 2025 other than for compensation consulting services for the Compensation and Talent Committee.
Although matters of director compensation ultimately are the responsibility of the board, the Compensation and Talent Committee works in conjunction with the Corporate Governance Committee and FW Cook in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
The Compensation and Talent Committee is comprised entirely of independent directors, namely Paul R. Garcia, Michelle T. Collins, Hugh S. (Beau) Cummins III, Cheryl E. Mayberry McKissack, Thomas J. Reddin, and Telisa L. Yancy. No member of the committee has ever been an officer or employee of our company. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive serving as a member of our board. None of our executive officers serves as a member of the board of directors of any other company that has an executive serving as a member of our Compensation and Talent Committee.
Non-Employee Director Compensation
The general policy of the board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. After consultation with the Compensation and Talent Committee, the Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The board reviews the committee's recommendations and determines the amount of director compensation.
FW Cook supports the committee in recommending director compensation and creating director compensation programs. In addition, the committee may engage outside advisors, experts, and others for assistance. Our peer group is listed on page 26, and consists of companies with similar characteristics to our company, as described in detail below under "Executive Compensation Discussion and Analysis; Benchmarking Process." The committee generally targets cash and equity compensation at the median of the peer group. The Corporate Governance Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. The following table sets forth our 2025 fee structure for our directors, with the fees paid on a quarterly basis.

Board and Committee Retainers	Annual Fee ($)
Board Retainer	85,000
Retainers in Addition to Board Retainer:
Independent Chair	110,000
Audit and Finance Committee Chair	30,000
Compensation and Talent Committee Chair	25,000
Corporate Governance Committee Chair	20,000
Non-chair Audit and Finance Committee Member	15,000
Non-chair Compensation and Talent Committee Member	10,000
Non-chair Corporate Governance Committee Member	10,000
Non-employee directors also receive $1,500 for each approved company site visit and director education program attended, up to an aggregate of five per year. Directors may receive additional compensation for the performance of duties assigned by the board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. No such additional compensation was paid in 2025.
Our shareholder-approved 2022 Stock Incentive Plan (Stock Plan) allows our non-employee directors to increase their ownership of our common stock and thereby further align their interests with those of other shareholders by electing to receive, in lieu of cash fees, shares of our common stock having an equal value, based on the closing price of our stock on the NYSE as of the quarterly payment date. The shares of stock are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred RSUs. Directors may also elect to defer receipt of equity grants made to them in connection with their annual compensation. Each RSU entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. RSUs issued pursuant to this plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control.
Under the director deferral terms of the Stock Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Non-employee directors also have the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash fees. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of our common stock on the date of grant. Non-employee directors did not receive any option grants in 2025, but each non-employee director re-elected to the board at last year's annual meeting received a grant of RSUs on April 24, 2025, with a grant date fair value of $159,999, which vest on the date of our 2026 Annual Meeting of Shareholders, or April 23, 2026, so long as the director's service has not ended. Each RSU entitles the holder to accrue dividend equivalent payments, provided that the dividend equivalent payments are held by us until the RSU vests, at which point they are paid to the holder. The RSUs would vest immediately upon a change of control, or upon the director's termination of service due to death, disability, or retirement in accordance with our Corporate Governance Guidelines. Equity grants to directors are recommended by the Corporate Governance Committee, in consultation with the Compensation and Talent Committee, and are approved by the board.

The following table summarizes the compensation earned by each non-employee director in 2025.
NON-EMPLOYEE DIRECTOR COMPENSATION 2025

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Angela L. Brown	109,992	159,996	269,988
Michelle T. Collins	52,500	119,992	172,492
William C. Cobb[3]	50,833	—	50,833
Hugh S. (Beau) Cummins III	103,750	159,996	263,746
Paul R. Garcia	136,667	159,996	296,663
Cheryl E. Mayberry McKissack	215,000	159,996	374,996
Thomas J. Reddin	125,000	159,996	284,996
Martyn R. Redgrave[3]	50,833	—	50,833
Morgan M. (Mac) Schuessler, Jr.	103,750	159,996	263,746
John L. Stauch	125,000	159,996	284,996
Telisa L. Yancy	109,992	159,996	269,988
(1)Directors may elect to receive their fees in the form of stock, including the right to defer such stock into RSUs. Any stock or deferred RSUs issued under a deferral election are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or RSUs. In 2025, Ms. Brown and Ms. Yancy each elected to receive their compensation in the form of stock.
(2)Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2025, other than those granted in lieu of retainer fees, which are included in the first column, and computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. All directors, except Ms. Collins, received 10,349 RSUs on April 24, 2025, when the closing price of our common stock was $15.46. The RSUs vest on April 23, 2026, the date of our annual shareholder meeting. Ms. Collins was elected to the board on August 20, 2025, and received 6,279 RSUs when the closing price of our common stock was $19.11. Ms. Collins' RSUs vest on the one-year anniversary of the grant date. These were the only unvested RSUs outstanding for our directors as of December 31, 2025.
(3)Retired from the board on April 24, 2025.
Stock Ownership Guidelines for Directors
The board has established stock ownership guidelines for non-employee directors. These guidelines set ownership targets for each non-employee director, with the expectation that the target be achieved within five years of the date the individual is first elected or appointed to the board. Non-employee directors have a target ownership level of shares of our common stock having a value of at least five times the then-current amount of the annual board retainer. All of our non-employee directors who have been in their positions for at least five years are in compliance with the applicable stock ownership guidelines, and all others are on track to meet these guidelines. In addition to the stock ownership guidelines, directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of any shares acquired upon the vesting of equity awards and are required to hold the shares until their individual ownership targets are met.

STOCK OWNERSHIP AND REPORTING
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of February 23, 2026 (unless otherwise noted), the number of shares of common stock beneficially owned by: 1) each person or entity known by us to beneficially own more than five percent of our outstanding common stock; 2) each executive officer named in the Summary Compensation Table (SCT) that appears in the "Compensation Tables" section of this Proxy Statement (each, a NEO); 3) each director and nominee for director; and 4) all of the current directors, director nominees, and executive officers as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owners
BlackRock, Inc.[1] 50 Hudson Yards New York, NY 10001	6,672,012	14.9
The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	4,995,852	11.4
State Street[3] One Congress Street, Ste. 1 Boston, MA 02114	2,606,087	5.8
Dimensional Fund Advisors, LP4 6300 Bee Cave Road, Building One Austin, TX 78746	2,361,658	5.3
NEOs
Barry C McCarthy[5]	1,153,262	2.5
William C. Zint[6]	117,611	*
Tracey G. Engelhardt[7]	220,682	*
Yogaraj Jeyaprakasam[8]	154,992	*
Garry L. Capers, Jr.[9]	143,239	*
Directors and Nominees
Angela L. Brown[10]	22,818	*
Michelle T. Collins[11]	6,279	*
Hugh S. (Beau) Cummins III[10]	10,349	*
Paul R. Garcia[10]	41,577	*
Cheryl E. Mayberry McKissack[10]	79,447	*
Thomas J. Reddin[12]	50,238	*
Morgan M. (Mac) Schuessler, Jr.[10]	10,349	*
John L. Stauch[10]	77,650	*
Telisa L. Yancy[10]	55,333	*
All Directors, Director Nominees and Executive Officers as a group (19 persons)[13]	2,527,433	5.4
* Less than 1 percent of the class.
(1)Based on the most recent Schedule 13G/A filed with the SEC, reporting that such beneficial owner and its affiliates have sole dispositive power over 6,672,012 shares and sole voting power over 6,582,535 shares.
(2)Based on the most recent Schedule 13G/A filed with the SEC, reporting that such beneficial owner and its affiliates have sole dispositive power over 4,869,836 shares and sole voting power over 0 shares, shared voting power over 80,972 and shared dispositive power over 126,016.
(3)Based on the most recent Schedule 13G filed with the SEC, reporting that such beneficial owner and its affiliates have sole dispositive power over 0 shares, sole voting power over 0 shares, shared dispositive power over 2,606,087 and shared voting power of over 2,482,725 shares.
(4)Based on the most recent Schedule 13G filed with the SEC, reporting that such beneficial owner and its affiliates have sole dispositive power over 2,361,658 shares and sole voting power over 2,286,312 shares.
(5)Includes 432,754 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 261,984 RSUs.

(6) Includes 3,906 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 57,816 RSUs.
(7)Includes 44,477 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 60,589 RSUs.
(8)Includes 56,180 RSUs.
(9)Includes 37,360 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 42,828 RSUs.
(10)Includes 10,349 RSUs.
(11)Includes 6,279 RSUs.
(12)Includes 28,731 RSUs, of which 18,382 were issued pursuant to the director's decision to defer certain fees or equity awards.
(13)Includes 642,811 shares receivable upon the exercise of options exercisable within the next 60 days, and 725,998 RSUs, of which 18,382 were issued pursuant to directors' decisions to defer certain fees or equity awards.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, and its related regulations, require our directors and executive officers, and any persons holding more than ten percent of our common stock, to report their initial ownership of our securities and any subsequent changes in that ownership to the SEC. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all Section 16(a) reports applicable to our directors, executive officers and 10% stockholders were filed in a timely manner in 2025.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In this Compensation Discussion and Analysis (CD&A), the Compensation and Talent Committee (referred to as the Committee throughout this CD&A and the compensation tables following this CD&A) describes the principles of our executive compensation program, how we applied those principles in compensating our NEOs for 2025, and how we use our compensation programs to motivate effective executive performance aligned to our overall company goals. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. The table below identifies our NEOs.

Named Executive Officer	Title at the End of 2025	Years in Position at End of 2025 (rounded)	Years of Service at End of 2025 (rounded)
Barry C. McCarthy	Director, President and Chief Executive Officer	7	7
William C. Zint	Senior VP, Chief Financial Officer	3	5
Tracey G. Engelhardt	Senior VP, President, Print	4	31
Yogaraj Jeyaprakasam	Senior VP, Chief Technology and Digital Officer	4	4
Garry L. Capers, Jr.	Senior VP, President, B2B Payments	0	6
Fiscal 2025 Performance Highlights
During fiscal year 2025, we performed well and are progressing our strategy to invest the predictable returns from our Print business lines to drive growth across Merchant Services, B2B Payments, and Data Solutions. We also drove continued operating leverage and made notable progress toward our earnings and cash flow acceleration objectives under North Star, as we completed the program. We continued to invest in our technology and product development platforms, primarily in our growth businesses. Our One Deluxe cross-selling model also yielded positive results.

Specific highlights from our operating segments are as follows:
•Our Merchant Services segment, which contributed 19% of our 2025 revenue, grew 3.8% over the previous year, driven by new merchant and customer wins across our direct, FI partner, ISO, and ISV selling channels.
•Our B2B Payments segment, which contributed 14% of our 2025 revenue, grew 0.9% as we continued to migrate toward our digital offerings. We exited 2025 with a year-over-year fourth quarter growth rate of 4.5% in this business, returning to our expected growth trajectory after lapping prior year one-time revenue.
•Our Data Solutions segment, which contributed 14% of our 2025 revenue, grew 31.3% from the previous year, continuing to demonstrate our success deploying an optimized set of data-driven marketing capabilities for our customers. Our growth extended across our core FI customer base, and we expanded into adjacent customer markets.
•Our Print segment, which contributed 53% of our 2025 revenue, declined 5.7% from the previous year, driven by continued forecasted secular declines and demand headwinds across areas of legacy promotional solutions, net of our annual pricing activity, consistent with our expectations.
For purposes of compensation under our AIP, we used metrics of comparable adjusted revenue, comparable adjusted EBITDA, and comparable adjusted EPS at the enterprise level. For 2025, there were no differences between the Company's comparable adjusted metrics and the Company's adjusted metrics..
Our enterprise revenue was $2.133 billion, which included $398.6 million for our Merchant Services segment, $290.5 million for our B2B Payments segment, $307.3 million for our Data Solutions segment, and $1.137 billion for our Print segment. In FY 2025, we reported adjusted EBITDA of $431.5 million and adjusted EPS of $3.61.
CEO Realizable Pay Versus Target Pay 2023–2025
In keeping with our pay for performance philosophy, the Committee designed our compensation program to ensure that the realized value our executives receive is closely aligned with company performance. Since 2023, our executives successfully transformed our business. We have further rationalized the portfolio, driven continued operating leverage, making notable progress toward our earnings and cash flow acceleration objectives, and continued to invest in our technology and product development platforms, primarily in our growth businesses. Leadership has driven robust execution, creating strong operating leverage across the business as both earnings and cash flow growth have outpaced revenue trajectories. At the same time, the actual pay our executives realized has been less than target prior to 2025.

The following assumptions and calculations were used for purposes of the charts above:
•Cumulative target pay for 2023–2025 includes base salary paid during each of the three years, target AIP pay for each year, and the grant date fair values of long-term equity incentives awarded. Equity-based awards are valued as determined under ASC Topic 718.
•Cumulative realizable pay for 2023–2025 includes base salary paid during each of the three years, actual AIP pay received for each year, the market value of shares released for long-term equity incentive awards, and the intrinsic value of long-term equity award shares outstanding as of December 31, 2025. This calculation uses the $22.33 per share closing stock price as of December 31, 2025, and assumes that unvested PSUs are earned at target.
•The market capitalization for Deluxe at the beginning of the three year period 2023–2025 was $0.9 billion.
Compensation Philosophy
The Compensation and Talent Committee designed our executive compensation program to reflect the dynamics of the markets in which we compete for talent. In constructing an overall compensation program, the Committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance. The Committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on our long-term growth. Each year the Committee reviews the form and value of long-term equity incentive grants to ensure alignment with our overall compensation philosophy and to reward attainment of our enterprise-wide goals. The Committee structures the executive pay to ensure a significant percentage is performance-based, comprised of both annual and long-term incentive awards. A substantial portion of each executive's total compensation is directly linked to our stock price and driven by the company’s performance. The Committee also acknowledges that additional compensation may occasionally be necessary to reward extraordinary efforts or retain key executives.
Our 2025 incentive pay included both short- and long-term incentives, in the form of annual cash bonus incentives and RSUs and PSUs. This design was intended to ensure that the actual compensation earned by NEOs is aligned with company performance and, by extension, with shareholders’ interests. The charts below illustrate the mix of

2025 base salary, time-based RSUs, and performance-based incentives (annual incentives and PSUs), presented at the target level of performance, for our President and CEO and our other NEOs.
The composition of our 2025 AIP and our long-term equity incentive program is summarized in the table below.

Incentive Program	Objective	Award Type	Performance Metrics, Weightings, and Vesting
AIP	Encourages and rewards valuable contributions to our annual financial and operational performance objectives	100% cash	40% enterprise comparable adjusted revenue and/or business unit revenue
30% enterprise comparable adjusted EBITDA
10% enterprise comparable adjusted earnings per share
20% strategic initiatives
RSUs	Helps retain talent and aligns NEOs' incentives with the interests of our shareholders	50% of total long-term incentive value	Three-year ratable vesting
PSUs	Rewards share price performance on both an absolute and relative TSR basis	50% of total long-term incentive value, with payouts determined based on achievement of defined performance metrics, subject to a relative total shareholder return (TSR) modifier	50% of PSUs—three-year cumulative revenue target
50% of PSUs—three-year cumulative free cash flow target
Final PSU results are subject to a relative TSR modifier based on relative TSR ranking as compared to a relevant index
See the “Annual Incentive Plan” and “Long-Term Incentive Compensation” sections below for descriptions and discussion of specific metrics and targets.

President and CEO and Other NEO Target Compensation
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes the components of his 2025 target compensation package, which is unchanged since 2023. According to market research performed by the Committee's independent advisor, FW Cook, Mr. McCarthy's compensation package falls between the 25th and 50th percentiles of our peer group, which is discussed in more detail on page 26. In setting the 2025 target compensation, the Committee determined that the 2025 compensation levels were within competitive market practices and aligned with investor priorities and company performance.

Element	Key Features
Base Salary	•Annual base salary of $950,000, unchanged since 2023
AIP	•Target annual incentive payout of 120% of base salary, unchanged since 2023
Long-Term Equity Incentives	•Target value of the long-term equity incentive award of $5.5 million (a 50/50 mix of RSUs and PSUs), unchanged since 2023
Long-Term Disability Plan
•Supplemental long-term disability insurance policy that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which Mr. McCarthy also participates

The table below describes the components of the 2025 compensation package for our NEOs generally:

Element	Key Features
Base Salary	•Provides competitive, fixed cash pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth
AIP
•Variable incentive cash pay that encourages and rewards valuable contributions to our annual financial and operational performance objectives
•Rewards high performance and achievement of annual corporate goals

Long-Term Equity Incentives
•Stock-based pay that helps retain talent and drive stock performance for shareholders by rewarding stock performance on both an absolute basis and relative to peers
•Target long-term incentive mix includes 50% time-based vesting RSUs and 50% PSUs

Retirement Benefits
•Retirement benefits include participation in our broad-based 401(k) savings plan and an optional non-qualified deferred compensation plan
•Directly rewards continued service and indirectly rewards individual performance

Shareholder Engagement Program
Program Overview
Our board and management team value the constructive feedback received from shareholders. Investor engagement encourages review of, and appropriate changes to, among other things, our executive compensation policies, and our board remains committed to soliciting and responding to shareholder feedback.
2025 Outreach and Engagement
In 2025, we continued executing the shareholder engagement approach we advanced in 2024, conducting targeted outreach that included meetings with several of our largest shareholders. We proactively solicited and considered shareholder perspectives and maintained an open line of access for shareholders to engage with us throughout the year on executive compensation and corporate governance matters.

During 2025, we prioritized sustained, two-way engagement with shareholders who have historically provided meaningful feedback, ensuring continuity in dialogue and responsiveness. Members of our management team actively participated in these discussions, which were coordinated by our legal, investor relations, and human resources teams to ensure consistent follow-through and alignment on compensation and governance topics.

Our substantive conversations with shareholders covered a variety of compensation- and governance-related topics:

Pay quantum	Pay-for-performance	Proxy disclosure
Board refreshment	Goal-setting process	Peer Group composition

Our conversations were constructive. Shareholders did not raise new concerns or request changes to our executive compensation program or governance practices during 2025. The feedback we received reflected continued general support for our existing program structure, disclosure practices, and governance approach.
Accordingly, no new themes emerged from our dialogue with shareholders this year and shareholders expressed ongoing appreciation for our willingness to engage and for the transparency of our disclosures.
Based on prior shareholder feedback, we continued our executive compensation program design for 2025, and we refreshed and continued our previously enhanced disclosures, including regarding, among other things, performance metrics and our goal-setting process. Accordingly, we took—and continued—the following actions in 2025:

Shareholder Engagement Topics	Company Actions and Responsiveness
PSU Grant Design (shareholders expressed a preference for traditional three-year targets)
•Beginning with our 2025 annual equity grants, PSU award targets are based on a cumulative three-year measurement, rather than the year-over-year fixed growth rate approach that was previously utilized
•Growth targets are set at the beginning of the performance period (see page 32)
•The performance metrics and associated weightings remained the same in 2025, based 50% on cumulative revenue and 50% on cumulative free cash flow, along with a relative TSR modifier

AIP Goal Setting (shareholders requested analysis of year-over-year expectations built into targets, including describing in detail the reason for any adjustments)
•Our 2025 AIP comparable adjusted revenue, comparable adjusted EBITDA, and comparable adjusted EPS targets were set in relation to our Annual Operating Plan and were equal to or above the actual results achieved for fiscal year 2024 and as reported in our Annual Report on Form 10-K (see page 29)
•Our shareholders have supported our historical practice of adjusting our targets in consideration of business acquisitions and divestitures but requested greater transparency of such adjustments, which we continue to disclose

Overlapping Use of Revenue Metric (shareholders requested reasoning for using revenue as a performance metric in both AIP and PSUs)
•We considered that revenue is just one of the various performance metrics we utilize in our incentive plans, as both the AIP and the PSUs include various other performance metrics for a balanced approach (e.g., EBITDA, EPS, free cash flow, relative TSR)
•We have provided a fulsome disclosure in this Proxy Statement regarding why we consider revenue an important metric and how the Committee evaluates our executives’ performance against it (see pages 28 and 32)

CEO Pay Quantum (shareholders requested more explanation of pay changes)
•Our CEO's 2025 target total direct compensation, including base salary, target bonus, and target long-term incentives, remained unchanged since 2023 and falls between the 25th and 50th percentiles of our peer group. Maintaining a well-constructed peer group is critical to ensuring meaningful comparisons within the sector in which we compete for executive talent. Accordingly, in 2025, the peer group was refined to better align with the median across key size metrics closely correlated with executive compensation, such as revenue and market capitalization, recognizing that some former peers have grown beyond our current scale.
•We are committed to providing fulsome disclosures about our rationale for CEO pay changes, as we have done for other NEOs, within this Proxy Statement

Proxy Disclosure (shareholders stated their preference for clearer and more concise disclosure, improving transparency)	•We continued several enhancements to our disclosures in this Proxy Statement to ensure information is clearly presented and easily understood, including the items discussed in this table
Considerations in Setting Pay
Benchmarking Process
Based on FW Cook's recommendation, the Committee used two sources of data to benchmark compensation: (1) data from the publicly-available proxy statements of a peer group of companies (Peer Group) which the Committee believes, after consultation with FW Cook, are of comparable size range in various industries that share common business traits with us; and (2) market data drawn from published, broad-based, third-party general industry survey data from Aon Radford and Willis Towers Watson General Industry Survey. Data selected from the surveys are determined based on our revenue.

Our Company's Peer Group
The Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive officer positions at other companies within our Peer Group. FW Cook compiles a list of recommended peers annually for review based on an objective selection criteria as approved by the Committee, as follows:

1	Start with all public companies in Standard & Poor's database listed on major U.S. exchanges and incorporated in the U.S. or Canada	2	Give consideration to companies that (i) are aligned with Deluxe's positioning as a digitally driven, trusted Payments and Data company, (ii) are referenced in similar Global Industry Classification Standards (GICS) sub-industries, and (iii) Deluxe competes with for key executive talent
3	Give consideration to companies with revenues between one-third to three times that of Deluxe and within a reasonable size range in various measures of importance, such as operating income, total assets, total equity, number of employees, and market capitalization	4
After consideration of Deluxe's prior year peer group, screen further to companies that meet one or more of the following objective criteria:
•business complexity/multiple lines of business
•identify Deluxe as a peer company
•listed in the peer group of at least three other current peer companies; or
•identified by FW Cook and the Committee as a relevant business competitor

Following this process, for purposes of compensation decisions made in 2025, our Peer Group consisted of the following companies:

Peer Group for 2025 Pay Decisions
ACCO Brands	Cimpress	Fair Isaac	Pitney Bowes
Brady Corp.	Conduent	Insperity	Quad Graphics
Bread Financial	Dun & Bradstreet	Iron Mountain	WEX
Broadridge Financial	Equifax	Jack Henry & Associates
CBIZ	Evertec	Mathews Intl.
Compared to the 2024 Peer Group, two companies were removed (Paychex and Shopify), due to exceeding the scale selection criteria described above and in order to align us closer to the median in terms of several important size criteria that are closely related to executive pay levels, such as revenue and market capitalization.
In choosing the above Peer Group, a critical consideration by the Committee and management was the transformation from our check printing heritage to a digitally driven, trusted Payments and Data company. This transformation affected not only the products and services we offer to our customers, but also the culture and makeup of the entire organization. Consistent with our execution on this strategy, and to ensure we have the right leaders in place to realize our vision, the Peer Group includes a number of data and payments companies, in addition to those that are similar to our print businesses. Due to the complexity of our business portfolio, we do not believe it is appropriate to set a peer group focused only on our legacy business while ignoring our growth segments and long-term strategy.
Other Considerations
The Committee also considers each executive’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning, salary budget guidelines, and the executive’s pay in the context of other employees when setting target compensation. As such, for all components of an executive’s pay, deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities.
Use of "Tally Sheets" and Wealth Accumulation Analysis
The Committee and FW Cook annually review "tally sheets" that quantify the total compensation package of each NEO, the impact of stock price changes on the value of existing long-term equity incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. These summaries allow the Committee to assess the cumulative impact of its past compensation decisions.
Base Salary
Base salaries of our executive officers generally are set within the competitive market range of salaries paid to executive officers of companies of similar size and in similar positions. Competitive market range is based on data gathered from the compensation surveys and the Peer Group data referenced above, and after consideration for internal pay equity. Base salaries are the foundation for the performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are typically set as a percentage of base salary. Base salaries earned in 2025 for each of the NEOs are shown in the Summary Compensation Table (SCT) on page 39, and the following table shows a comparison of the annual base salary for each NEO approved by the Committee during 2024 and 2025:

Name	2024 Approved Base Salary ($)	2025 Approved Base Salary ($)	Increase (%)
Barry C. McCarthy	950,000	950,000	0%
William C. Zint	600,000	600,000	0%
Tracey G. Engelhardt	620,000	620,000	0%
Yogaraj Jeyaprakasam	575,000	620,000	7.8%
Garry L. Capers, Jr.	590,000	590,000	0%
Mr. McCarthy’s 2025 base salary has been unchanged since 2023, and the base salaries of Messrs. Zint and Capers, Jr. and Ms. Engelhardt were unchanged from 2024. The base salary for Mr. Jeyaprakasam was increased based on our review of competitive pay levels. Mr. Jeyaprakasam's salary listed above was effective October 1, 2025.

Annual Incentive Plan
Our AIP serves to align NEO compensation with company performance, shareholder interests, and strategic objectives. The plan is designed to reward executives for achieving specific financial and strategic goals, thereby motivating and retaining highly qualified individuals. Payouts earned by the NEOs are determined based on overall company performance against predetermined metrics approved by the Committee at the outset of the year, as well as the performance of business segments for our segment Presidents.
2025 AIP Metrics and Rationale
The Committee believes that a combined formulaic and qualitative approach to annual incentives aligns executive compensation with company performance and shareholder interests. This approach ensures that incentives are based on measurable and consistent criteria, including financial performance metrics and strategic goals, while simultaneously serving to motivate executives to achieve key business objectives, drive company growth and profitability, and create long-term shareholder value. Consistent with our pay for performance philosophy, the Committee approves metrics that executives directly influence to ensure a link between annual performance and actual incentive payments. The table below describes why the Committee chose each of the 2025 AIP metrics.

Metric	Formula Weighting	Rationale
Comparable Adjusted Revenue	40%
•The Committee believes this metric is relevant for both the AIP and long-term incentive plan as the secular decline in Print revenue, which remains a significant portion of our revenue, emphasizes the importance of increasing revenue overall
•The attainment of revenue goals aligns with shareholder interests and company success
•Revenue-based incentives, combined with profit measures, help drive growth in both sales and profitability, thereby enhancing long-term shareholder value
•For Ms. Engelhardt, the revenue metric is Print revenue, and for the remaining NEOs, the revenue metric is enterprise comparable adjusted revenue
•Increased the weighting of this metric from 2024 to further emphasize the importance of revenue growth, particularly in our growing Payments and Data businesses

Comparable Adjusted EBITDA	30%
•The Committee believes that this metric aligns the interests of executives with those of shareholders by focusing on the company's ability to generate profit, which is critical to the company's success, and enhancing shareholder value

Comparable Adjusted Diluted EPS	10%
•The Committee believes that this metric is a direct indicator of the financial health of the company and its executives' performance
•Including this metric in the bonus plan aligns executives' and shareholder interests, motivating decisions that enhance profitability and drive shareholder value
•Decreased the weighting of this metric from 2024 to further emphasize the importance of revenue, as discussed above

Strategic Initiatives	20% (weighted between 10% enterprise and 10% segment)
•The Committee believes strategic initiatives ensure that executives are also focused on achieving important objectives that contribute to overall business success
•The Committee considered the following well-defined quantitative metrics with goals and targets for each initiative:
oEnterprise - completion of the North Star EBITDA implementation
oB2B Payments - enablement of accelerated growth trajectory
oMerchant Services - enablement of continued portfolio growth
oData Solutions - continued sustainability and acceleration of growth trajectory
oPrint - maintain Check revenue and profitability and improve Promotional Solutions revenue performance
▪For a description of how each of these initiatives are measured see page 30
•When determining the final payout on the strategic initiatives component of the AIP, the Committee also performs a qualitative assessment of overall company performance and management's efforts

The financial metrics utilized in the AIP are comparable adjusted measures of revenue, EBITDA, and EPS. These are non-GAAP financial measures used to evaluate operating performance by excluding certain items that are not indicative of ongoing operations. See Annex A for a reconciliation of these measures to the most directly comparable GAAP financial measure
2025 AIP Targets and Ranges
Financial Targets
In setting 2025 AIP financial targets, the Committee considered our Annual Operating Plan (AOP), our prior year results, and whether any additional adjustments were appropriate. Our pay for performance alignment is illustrated by the 113.1% payout to our Enterprise NEOs, and a 104.0% payout to Ms. Engelhardt (Print). Although Mr. Capers, Jr. is currently serving as Senior VP, President, B2B Payments, he was Senior VP, Chief of Operations for ten months of 2025. Accordingly, Mr. Capers, Jr.'s AIP for 2025 is tied to our Enterprise plan. The Committee used the process and considerations for setting the 2025 AIP financial targets described in the table below for setting the 2025 AIP financial targets:

Process and Considerations in Setting 2025 AIP Financial Targets
Primary inputs for targets set in first quarter of 2025	AOP
•Management develops and the board reviews and approves the AOP to ensure it is challenging, yet achievable, and consistent with the company's long-term strategy and financial goals
•The Committee uses the AOP as a foundational element to set target goals for revenue, EBITDA and EPS

	Prior Year Actual Results	•Considered as a benchmark to ensure targets are realistic, challenging, and require growth for our ongoing business
Divestitures of Businesses
•The Committee considers business acquisitions and divestitures in setting AIP targets to maintain the integrity and fairness of the AIP; no adjustments for acquisitions or divestitures were made in 2025

	Setting of targets	•Targets require growth in the ongoing business (i.e., the respective target must exceed the prior year actuals after adjustment for divestitures)
The table below shows each of the 2025 AIP financial targets for the NEOs, along with the corresponding 2024 reported financial measure. Targets required growth over the 2024 reported performance, with the exception of the Print segment, where we anticipated continued secular decline. Because we seek to reward NEOs for results related to our ongoing business, the final column indicates the percentage growth required over 2024 comparable adjusted results, or, in the case of the Print business, the better than planned secular decline. Importantly, and as discussed above, the Committee ensured the 2025 Enterprise targets for each metric, at a minimum, matched the prior year reported measure.

Financial Metric	2024 Reported[1]	2024 Comparable Adjusted[2]	2025 Target	2025 Growth Required at Target Performance
Enterprise Revenue (in thousands)	$2,121,761	$2,110,999	$2,140,000	1.4%
Print Revenue (in thousands)	$1,205,077	$1,205,077	$1,167,000	-3.2%
Enterprise Adjusted EBITDA (in thousands)	$412,075	$406,453	$430,000	5.8%
Enterprise Adjusted EPS	$3.29	$3.26	$3.49	7.1%
(1)See our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(2)In 2024, the divestiture of our Canadian payroll business resulted in the following approximate impacts: $11 million revenue impact, $6 million EBITDA impact, and $0.03 EPS impact. Comparable adjusted revenue, comparable adjusted EBITDA, and comparable adjusted EPS are non-GAAP financial measures. See Annex A for a reconciliation of comparable adjusted results to reported.
After setting financial performance targets, the Committee set ranges around these targets to provide a structured and measurable way to reward executives for achieving threshold to maximum levels of performance outcomes, ensuring that incentives are meaningful and challenging. No payouts are made on a financial metric if the threshold performance requirement for that metric is not met. This structure helps mitigate excessive risk-taking, ensures payouts are competitive and market-aligned, and provides a clear framework for assessing performance and determining payouts.

The following table summarizes the 2025 AIP threshold and maximum performance requirements relative to the financial targets and the corresponding payout percentages.

Performance Level	Enterprise Comparable Adjusted EBITDA	Enterprise Comparable Adjusted EPS	Enterprise Comparable Adjusted Revenue	Business Unit Revenue	Payout (% of target)
Maximum (% of Target)	≥ 110.0% of AOP	≥ 115.0% of AOP	≥ 110.0% of AOP	≥ 110.0% of AOP	200%
Target	100%	100%	100%	100%	100%
Threshold (% of Target)	92% of AOP	87% of AOP	92.5% of AOP	92.5% of AOP	50%
Below Threshold	—	—	—	—	0%
Strategic Initiatives
The Committee believes strategic initiatives ensure that executives are focused on achieving important objectives that contribute to overall business success and create growth opportunities for future success. For this metric of the AIP, the Committee identified areas of focus related to specific strategic goals of the company and its segments. The Committee assessed the company's performance in each of these areas, which included a quantitative assessment of each initiative, followed by a qualitative assessment of overall company performance and management's efforts. The following table summarizes the quantifiable portion of the 2025 AIP strategic initiative goals identified by the Committee:

Strategic Initiative	Threshold	Target	Maximum
Enterprise: completion of North Star EBITDA implementation	≥ $22M	$34M	$52M
Merchant Services: enablement of continued portfolio growth	≥ 16	24	49
B2B Payments: enablement of accelerated growth trajectory	≥ 1,646	2,533	6,839
Data Solutions: sustaining and accelerating the growth trajectory	≥ 45	70	95
Print: maintain Check revenue and profitability and improve Promotional Solutions revenue	≥ 92% retention/ 210 new logos	95% retention/ 322 new logos	99% retention/ 435 new logos
The results of the strategic initiatives listed above for our Enterprise and business segments are as follows:
•Enterprise completion of North Star EBITDA implementation realized $46M against a target of $34M, resulting in 167% payout on that strategic initiative
•Merchant Services realized a result of 48 new distribution partners against a target of 24, resulting in 198% payout on that strategic initiative
•B2B Payments realized portfolio growth of 5,016 active customers and enabled DPN lockboxes against a target of 2,533, resulting in 158% payout on that strategic initiative
•Data Solutions realized 76 new logos between DDM and Bankers Dashboard against a target of 70, resulting in 124% payout on that strategic initiative
•Print realized a 97% retention rate for Check against a target of 95%, resulting in 148% payout on that strategic initiative; and 312 new Promotional Solutions logos against a target of 322, resulting in a 91% payout; total combined payout for the Print segment strategic initiatives was 119%
AIP Target Payouts
The target payouts under the AIP for each of the NEOs are expressed as a percentage of base salary paid during the year and are generally set at or near the median of competitive market data based on comparisons against compensation surveys and our Peer Group. The 2025 target incentive percentages are displayed in the following table for each of the NEOs and are unchanged from 2024.

Name	Target Annual Incentive as % of Base Salary
Barry C. McCarthy	120%
William C. Zint	75%
Tracey G. Engelhardt	75%
Yogaraj Jeyaprakasam	75%
Garry L. Capers, Jr.	75%

2025 AIP Results
Based on our fiscal 2025 results, the outcomes and corresponding payouts for the 2025 AIP financial metrics are shown in the following table, relative to the targets and ranges:

Metric	Metric Weighting	Threshold	Target	Maximum
Enterprise Comparable Adjusted Revenue (in thousands)	40% for Enterprise NEOs	$1,980,000	$2,140,000	$2,354,000
Print Revenue (in thousands)	40% for Print NEO	$1,079,000	$1,167,000	$1,280,000
Enterprise Comparable Adjusted EBITDA (in thousands)	30%	$395,600	$430,000	$473,000
Enterprise Comparable Adjusted EPS	10%	$3.04	$3.49	$4.01
We performed well across all metrics:
•Enterprise comparable adjusted revenue result was $2,133M against a target of $2,140M; performance resulted in a formulaic payout of 97.9% of target.
•Print revenue result was $1,137M against a target of $1,167M; performance resulted in a formulaic payout of 82.7% of target.
•Enterprise comparable adjusted EBITDA result was $431.5M against a target of $430.0M; performance resulted in a formulaic payout of 100.4% of target.
•Enterprise comparable adjusted EPS result was $3.61 against a target of $3.49; performance resulted in a formulaic payout of 120.9% of target.
The strategic initiatives represent 20% of the overall bonus potential, with 10% tied to enterprise strategic initiatives and 10% tied to segment-specific strategic initiatives, which resulted in a formulaic payout of:
•For the Enterprise strategic initiatives, the blended result is weighted 50% towards the enterprise North Star initiative and 50% towards the blended average of all the business unit strategic initiative results. The resulting blended average result was 158.5%.
•For Ms. Engelhardt and the Print business unit, the blended result is weighted 50% towards the enterprise North Star initiative and 50% towards the blended average of the Print business unit strategic initiative results. The resulting blended average result was 143.3%.
Final Enterprise and Segment AIP results are shown in the following table:

	Enterprise Adjusted Revenue (40%)	Segment Adjusted Revenue (40%)	Enterprise Adjusted EBITDA (30%)	Adjusted EPS (10%)	Blended Strategic Initiatives (20%)	Blended Calculated Payout
Enterprise NEOs	97.9%	N/A	100.4%	120.9%	158.5%	113.1%
Print (Ms. Engelhardt)	N/A	82.7%	100.4%	120.9%	143.3%	104.0%
The table below reflects the actual AIP payout received by each NEO:

Name	2025 Eligible Base Salary ($)	Target as a % of Base Salary	Award at Target ($)	Payout as a % of Target	Actual Payout ($)
Barry C. McCarthy	950,000	120%	1,140,000	113.1%	$1,289,340
William C. Zint	600,000	75%	450,000	113.1%	$508,950
Tracey G. Engelhardt	620,000	75%	465,000	104.0%	$483,600
Yogaraj Jeyaprakasam	597,500	75%	448,125	113.1%	$506,829
Garry L. Capers, Jr.	590,000	75%	442,500	113.1%	$500,468
The amounts earned by all NEOs under the AIP for 2025 are included in the "Non-Equity Incentive Plan Compensation" column of the SCT appearing later in this Proxy Statement.

Long-Term Incentive Compensation
Our long-term incentive compensation utilizes our Stock Plan to provide our NEOs with equity awards that are directly linked to the value provided to our shareholders. It is designed and administered to balance and achieve several critical objectives for our executive compensation program:
•supports and rewards the achievement of our long-term business strategy and objectives;
•encourages decisions and behavior intended to increase shareholder value;
•reinforces the pay-for-performance orientation of the overall executive compensation program;
•enables us to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities; and
•promotes share ownership and facilitates achievement of the stock ownership guidelines.
Long-term equity incentive compensation for our NEOs generally is set at or near the median of long-term equity incentive compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys and our Peer Group. All annual equity awards made to our NEOs and other recipients are targeted to be on the same annual grant date, except for awards made in conjunction with an individual's promotion or hire date or as necessary to facilitate retention of key employees. We do not time our equity awards to take advantage of market conditions or the release of earnings or other major announcements by us.
Components of Long-Term Incentive Awards
The following table describes the designs of the equity awards granted to the NEOs in 2025, consisting of a mix of PSUs and RSUs:

Grant Type	Vesting	Weight	Performance Metrics	Purpose
PSUs	3-year cliff	50%	Three-year revenue (50% of PSUs)
•Revenue is included because of the continued secular decline in the Print business, which continues to generate a significant portion of our revenue; emphasizes the importance of increasing revenue overall, which is critical for short- and long-term success
•Revenue acts as a primary motivator for executives, driving performance excellence and aligning their interests with the company's financial and business success

			Three-year free cash flow (50% of PSUs)
•Free cash flow is a measure of our financial health, supporting our ability to pay dividends and reduce debt
•Free cash flow is crucial to our strategy for investing in the growth opportunities of our Merchant Solutions, B2B Payments and Data Solutions businesses

			Relative TSR modifier (+/- 25% of final payouts)
•Relative TSR aligns the interests of executives with those of shareholders
•The Committee believes TSR motivates the creation of long-term shareholder value, encouraging the NEOs to focus on achieving superior performance compared to other companies in the same industry

RSUs	3-year ratable	50%
•Align the interests of the NEOs with those of our shareholders by providing an ownership stake in the company
•Serves as a retention tool, encouraging the NEOs to remain with the company through the vesting period

2025 PSU Metrics and Terms
For PSUs granted in 2025, the three-year performance targets for revenue and free cash flow are based on three-year cumulative revenue and cumulative free cash flow targets that were established at the beginning of the three-year period. Importantly, the targets are set in alignment with our long-range plan to create shareholder value. We will disclose the specific performance targets for these PSUs in 2028, after the end of the performance period, as we consider them to be strategically and commercially sensitive.

At the end of the three year cycle, performance will be evaluated on a scale and the payouts will vary accordingly, as described in the following tables:

	Performance as % of Target
Performance Level	Adjusted Revenue (50% weight in PSUs)	Adjusted Free Cash Flow (50% weight in PSUs)	Payout as % of Target Payout[1]
Below Threshold	Below 90%	Below 80%	0%
Threshold	90%	80%	50%
Target	100%	100%	100%
Maximum or Above	106%	110%	200%
(1)No payouts are made for achievement below the threshold. If achievement is at or above the threshold, payouts are determined by linear interpolation for performance between the threshold and target levels and between the target and maximum levels.
Following determination of each financial metric payout in accordance with the chart above, final PSU payout results are subject to a three-year relative TSR modifier, utilizing a formula that may increase or decrease final participant payouts by up to 25%. Payout modification is based on a relative TSR ranking within a list of publicly traded companies that are constituents of the Russell 3000 index and are categorized within the Commercial & Professional Services and Software & Services GICS industries. Upon completion of the performance period, the relative TSR modifier is determined based on the following table:

Relative TSR Modifier
3-Year Relative TSR Ranking	Below 25th Percentile	25th to 75th Percentile	Above 75th Percentile
Modifier	-25% (final payout decreased 25%)	0% (final payout unchanged)	+25% (final payout increased 25%)
The final measurements of performance for the PSU metrics are subject to reasonable adjustments, including unknown or unanticipated items, whether favorable or unfavorable, to the calculation of the performance goals as determined by the Committee. Examples include, but are not limited to, acquisitions, partnerships, divestitures, changes in tax law, or regulatory changes. Historically, if targets are attained, PSUs have been converted to shares. However, the PSU award agreements allow our board discretion to pay out any earned amounts in cash or stock.
2025 RSU Terms
RSUs vest in equal one-third increments on each of the first three anniversaries of the grant date. These awards are intended to further align the interests of the recipients with those of our shareholders, while promoting executive retention. These awards accrue dividend equivalents that are only paid out upon vesting.
2025 Awards
The following table details the target grant date fair value used by the Committee to determine the number of PSUs and RSUs awarded to each NEO in 2025, which are disclosed in the "Grants of Plan-Based Awards" table on page 40. The actual value of equity awards that may be realized by the NEOs will depend on their continued service, the performance of the company, and our future stock price performance.

Name	Target Grant Value ($)	Target PSUs Granted (#)	Target RSUs Granted (#)
Barry C. McCarthy	5,500,000	153,976	153,975
William C. Zint	1,200,000	33,594	33,595
Tracey G. Engelhardt	1,425,000	39,894	39,894
Yogaraj Jeyaprakasam	1,100,000	30,796	30,795
Garry L. Capers, Jr.	850,000	23,796	23,796
The Target Grant Value in the table above for Mr. McCarthy remained unchanged from the previous year, as the Committee determined that this grant value was competitive and aligned with market practices. The value for Mr. Zint increased to $1,200,000 in 2025, from $1,150,000 in 2024. The value for Ms. Engelhardt increased to $1,425,000 in 2025, from $1,200,000 in 2024. The value for Mr. Jeyaprakasam increased to $1,100,000 in 2025, from $900,000 in 2024. The value for Mr. Capers, Jr. increased to $850,000 in 2025, from $800,000 in 2024. Each increase was to align each NEO's target long-term incentive opportunity to competitive market levels.

2023–2025 PSU Award Payouts
Our 2023 PSU award goals were set in the first quarter of fiscal year 2023 and included equally weighted performance targets. Half of the PSUs targeted a three-year cumulative revenue value. The target revenue for each of the years was calculated using a 2% year-over-year fixed growth rate applied to the prior year actual revenue. The other half were based on a three-year cumulative free cash flow goal. The target cumulative free cash flow for each of the years was calculated using a 22% year-over-year fixed growth rate applied to the prior year actual free cash flow. Additionally, both the cumulative revenue and the cumulative free cash flow payouts are subject to a three-year relative TSR modifier measured against our three-year relative TSR ranking within a list of publicly traded companies that are constituents of the Russell 3000 index and that are categorized within the Commercial & Professional Services and Software & Services GICS industries. At the end of the three year cycle, performance and payouts were evaluated as described in the following tables, the scale is detailed in above table titled Performance as % of Target on page 33:

LTIP Revenue Calculation 2023-2025
Year	Baseline (Prior Year Actual) ($)	Fixed Growth Rate (%)	Target ($)	Actual ($)
2022 Baseline				$2,238
2023 (in millions)	$2,238	2%	$2,283	$2,192
2024 (in millions)	$2,192	2%	$2,236	$2,111
2025 (in millions)	$2,111	2%	$2,153	$2,133
	Adjustments for M&A1			$110[2]
	3-year Cumulative Totals		$6,672	$6,546
	Percent Revenue Attainment			98.1%
(1)As previously disclosed, divestitures of our webhosting, logo, and payroll businesses occurred throughout this multi-year period. The $110M represents the total amount of revenue divested after the baseline was set. See our quarterly and annual SEC filings for further details on those divestitures.
(2)These impacts were reported as Exits in our revenue disclosures for 2022.

LTIP Free Cash Flow Calculation 2023-2025
Year	Baseline (Prior Year Actual) ($)	Fixed Growth Rate (%)	Target ($)	Actual ($)
2022 Baseline				$87
2023 (in millions)	$87	22%	$106	$98
2024 (in millions)	$98	22%	$119	$100
2025 (in millions)	$100	22%	$122	$175
	Adjustments for M&A1			$15
	3-year Cumulative Totals		$347	$388
	Percent Free Cash Flow Attainment			111.9%
(1)As previously disclosed, divestitures of our webhosting, logo, and payroll businesses occurred throughout this multi-year period. Adjusted EBITDA from business exits totaled $30M in 2022, $26M in 2023, $6M in 2024, and $0 in 2025. A conservative estimate of 25% of the adjusted EBITDA from business exits was applied to approximate the annual impacts to Free Cash Flow from these divestitures. As a result, the $15M M&A adjustment is the sum of each year’s business exit adjusted EBITDA applied against this 25% factor. See our quarterly and annual SEC filings for further details on those divestitures.
After the conclusion of 2025, the blended performance payout for the 2023-2025 PSU awards was determined to be 145.3%. The payout for the cumulative revenue was 90.6% The payout for the cumulative free cash flow was 200%. The relative TSR was 11.8% with a 72.7% percentile rank. The relative TSR modifier payout was 0% based on the company's TSR performance compared to that within an index of publicly traded companies in the Russell 3000 Commercial & Professional Services and Software & Services GICS industries, as of the beginning of the performance period.
Retirement Benefits
We provide our NEOs with benefits available to other eligible U.S. employees. Our qualified retirement savings plan (the 401(k) Plan and Roth 401(k) Plan) that, when in effect, includes a company match of the employee's pre-tax and after-tax contributions. Our retirement plans are regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we typically recruit talent to help ensure that we remain competitive in the market. The incremental value of benefits provided to our NEOs under this program is included in the All Other Compensation column of the SCT.
Security Benefits
The company offers security measures for employees when warranted, based on an evaluation of role-related and location-based risk. These measures are intended to support safe and secure business operations and are not treated as personal perks, as they stem from the individual’s employment responsibilities. However, disclosure rules require that certain security-related expenses be reported as personal benefits for the President and CEO and other NEOs in the SCT.

Given the visibility of the President and CEO and other NEOs and the results of a formal threat assessment, the following services were provided, and the related expenses are included in the table: security personnel at primary residences; security personnel while on our property; and a vehicle and security driver.

For third-party security providers, the Company reports the incremental contractor expenses associated with personal-time protection. The reported amount reflects the additional out-of-pocket costs directly tied to protecting the executive during personal time.
Other Benefits
Our NEOs and certain other executives are eligible to participate in our tax-deferred compensation plans. The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis. Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), NEOs and other key employees may choose to defer up to 100 percent of their base salary (less applicable deductions) and up to 50% of any AIP payout into multiple investment options. Contributions for the NEOs under this provision for 2025 are reflected in the All Other Compensation column of the SCT. The investment options are similar to the investment options available to employees in our broad-based retirement plans. The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.
Additional benefits include customary medical, dental, life and disability insurance.
Our President and CEO is provided a supplemental long-term disability insurance plan that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which he also participates. The total benefit, combining the supplemental and broad-based plans, equates to the amount that would otherwise result from the broad-based plan if the salary were uncapped.
Compensation Design Process
The Committee meets several times annually to fulfill duties and responsibilities set forth in its charter, including evaluating and approving compensation philosophies, policies, plans, and programs for NEOs. The Committee reviews total compensation packages (base salary, annual cash incentives, long-term incentives, and benefits) and compares them to market standards. In the first quarter, it determines any salary increases, verifies annual incentive results and PSU payouts, sets performance measures and incentive targets for the year, and grants long-term equity awards. The President and CEO's performance is reviewed by the Committee, with input from the other non-employee members of the board.
Role of our CEO and our Human Resources Organization
Our President and CEO evaluates the performance of other NEOs and makes compensation recommendations to the Committee. Our Human Resources team collaborates with FW Cook to provide information and to aid in the design and management of our compensation programs.
Compensation Consultant Services and Independence
The Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained FW Cook, a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to us.

FW Cook performed the following services for the Committee in 2025: prepared and reviewed market benchmarking data for the President and CEO and other NEOs to assist the Committee in determining appropriate levels of compensation; reviewed the methodology on which compensation is based and designed, including reviewing the Peer Group for continued appropriateness; prepared and reviewed market data on the design and competitiveness of non-employee director compensation; informed the Committee of current updates regarding trends in executive and director compensation; reviewed tally sheets; assessed incentive risk and other proxy disclosures; and reviewed regulatory and governance guidance. FW Cook attended meetings upon invitation and participated in executive sessions without management present.
Management has no separate relationship with FW Cook. We make regular payments to FW Cook for its services regarding executive and non-employee director compensation, including meeting preparation and attendance, advice, and best practice information, as well as competitive data. Pursuant to SEC rules, the Committee assessed the independence of FW Cook, including based on information provided by FW Cook, and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
Management of Compensation-Related Risk
In establishing and reviewing our executive compensation program, the Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. We have a robust process of evaluating our compensation plans, programs and practices, which includes a risk analysis of myriad compensation design features. This evaluation occurs annually and is reviewed by FW Cook and provided to the Committee for review. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. All such plans were deemed to have substantial risk mitigating features, including the following: a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures; a portfolio of long-term incentives, including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants and significant stock ownership guidelines; pre-approval requirements for executive stock transactions; and the existence of policies prohibiting stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.
The Committee also considers the effect compensation plans could have on risks to the company, including how compensation programs for employees generally impact individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with compensation programs and practices, including, but not limited to, regular business reviews, alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations, review of enterprise risk management by the board as part of the annual strategy and budget reviews, and other appropriate internal controls. The Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on our results or operations.
Stock Ownership Guidelines for Executive Officers
The Committee has established stock ownership guidelines for executive officers which prohibit them from selling stock unless a minimum level of ownership is achieved. The Committee annually reviews each executive officer's progress toward attaining his or her ownership target. The guidelines are as follows:
•five times annual base salary for the President and CEO;
•two and one half times annual base salary for other NEOs; and
•NEOs have five years to achieve the guidelines from the date the individual becomes subject to the guidelines.
For purposes of calculating the stock ownership of the NEOs under these guidelines, stock options are not included. While RSUs convertible into shares are included, prior to vesting, only 60% of their value is counted toward the ownership target. Our rationale is that approximately 40% of such units will be withheld or surrendered by the executive upon vesting to cover taxes. In addition to the stock ownership guidelines, executive officers are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100% of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and the vesting of other equity awards and are required to hold the shares until their individual ownership targets are met. All of our NEOs are in compliance with these guidelines.

Insider Trading Policy; Prohibitions on Pledging and Hedging Company Stock
We also maintain an insider trading policy that governs the purchase, sale and other dispositions of our securities by directors, officers and employees. It is also our policy that the company will not engage in open market transactions in our securities while aware of material nonpublic information relating to the company or our securities. Our insider trading policy is designed to promote compliance with insider trading laws, rules and regulations and any applicable listing standards. The policy also prohibits directors and executive officers from pledging our stock and from engaging in any transactions intended to hedge the economic risk of ownership in our stock. This policy prohibits executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock, including, but not limited to, prepaid forward contracts, short sales, equity swaps or collars, or (ii) pledging, hypothecating, or otherwise encumbering shares of our stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.
Policies on Clawback of Incentive Compensation
Historically, we have had in place an Incentive Compensation Recovery Policy, which applied to our officers who are subject to Section 16 of the Exchange Act. An updated Incentive Compensation Recovery Policy was adopted on August 15, 2023, ensuring compliance with all Dodd-Frank regulatory requirements.
The policy is summarized as follows:
•The policy requires reimbursement or forfeiture of any excess incentive compensation received by an executive, current or former, during the three fiscal years immediately preceding any accounting restatement, regardless of fault or misconduct.
•The amount to be recovered will approximate the amount by which the executive's incentive compensation for the relevant period exceeded amounts that would have been earned based on the restated financial results.
•The policy also allows the board to require reimbursement or forfeiture of incentive compensation, including all time-vesting equity awards, in the event an executive engages in detrimental conduct, including, but not limited to, willful violations of law, fraud, or gross misconduct.
While our recovery policy applies to incentive compensation earned by or awarded to executives on or after the date the policy was effective, our Stock Plan contains a similar provision requiring recoupment of excess incentive compensation earned under all awards if a restatement occurs within 12 months following the relevant performance period and the executive's misconduct contributed to the need for such restatement.
Consideration of Certain Tax Effects
Section 162(m) of the U.S. Internal Revenue Code, as amended (Section 162(m)), imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former executive officers. The Committee believes that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted by tax considerations. Therefore, the Committee seeks to maintain equity incentive compensation at levels needed to attract and retain named executive officers essential to our success, even though all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation's Annual Report on Form 10-K for the year ended December 31, 2025.

MEMBERS OF THE COMPENSATION AND TALENT COMMITTEE

Paul R. Garcia, Chair	Cheryl E. Mayberry McKissack
Michelle T. Collins	Thomas J. Reddin
Hugh S. (Beau) Cummins III	Telisa L. Yancy

COMPENSATION TABLES
The following tables present compensation for our NEOs and should be read in conjunction with the CD&A.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Barry C. McCarthy President and Chief Executive Officer	2025	950,000	—	5,227,467	—	1,289,340	—	70,516	7,537,323
	2024	950,000	—	5,308,392	—	804,840	—	61,826	7,125,058
	2023	943,750	—	5,329,797	—	1,228,763	—	34,409	7,536,719
William C. Zint Senior Vice President, Chief Financial Officer	2025	600,000	—	1,140,534	—	508,950	—	9,000	2,258,484
	2024	575,000	—	1,109,935	—	304,463	—	12,075	2,001,473
	2023	475,000	—	823,691	—	386,531	—	19,415	1,704,637
Tracey G. Engelhardt Senior Vice President, President, Print	2025	620,000	—	1,354,401	—	483,600	5,770	10,340	2,474,111
	2024	615,000	—	1,158,188	—	325,643	5,889	37,097	2,141,817
	2023	575,000	—	1,162,882	—	471,169	6,436	59,324	2,274,811
Yogaraj Jeyaprakasam Senior Vice President, Chief Technology and Digital Officer	2025	597,500	—	1,045,506	—	506,829	13,878	8,165	2,171,878
	2024	586,250	—	868,632	—	310,420	12,326	12,275	1,789,903
	2023	556,250	—	872,152	—	452,649	3,324	18,424	1,902,799
Garry L. Capers, Jr. Senior Vice President, President, B2B Payments	2025	590,000	—	807,874	—	500,468	—	8,967	1,907,309

(1)Amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2025, 2024 and 2023, except for Mr. Capers, Jr. for whom we are only reporting 2025. Assumptions used in the calculation of these amounts are included in Note 10 to our Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of annual long-term equity incentive compensation consisting of RSUs and PSUs received under the Stock Plan.
The value of the PSUs included in this column for 2025 assumes target performance over the measurement period. Assuming threshold, target and maximum performance, the value of the PSUs, which includes cumulative revenue PSUs and cumulative free cash flow PSUs, are as follows:

Name	Threshold ($)	Target ($)	Maximum ($)
Barry C. McCarthy	1,238,737	2,477,474	4,954,948
William C. Zint	270,280	540,527	1,081,055
Tracey G. Engelhardt	320,963	641,894	1,283,789
Yogaraj Jeyaprakasam	247,754	495,508	991,015
Garry L. Capers, Jr.	191,439	382,878	765,755
For more information regarding the 2025 grants of RSUs and PSUs, see the Grants of Plan-Based Awards Table.
(2)Amounts listed in this column reflect cash amounts paid to the NEOs under the AIP.
(3)This amount reflects the above-market value of earnings on compensation deferred by the NEOs in our non-qualified Deferred Compensation Plan. Earnings on deferred compensation are considered above-market to the extent they exceed that which would have occurred if the amount had been invested at 120% of the applicable federal long-term rate in the given year of compensation.
(4)For all NEOs, amounts in the "All Other Compensation" column for 2025 include varied 401(k) contributions. For Mr. McCarthy and Mr. Jeyaprakasam, the amount also includes a $200 HSA contribution for each. Mr. McCarthy's total also includes $55,323 for residential and onsite security and $5,000 for personal-event security services.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name & Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
	Award Type	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Barry C. McCarthy
2/19/2025	RSU							153,975	2,749,994
2/19/2025	CFCF PSU				38,494	76,988	153,976		1,238,737
2/19/2025	CR PSU				38,494	76,988	153,976		1,238,737
	AIP Cash	570,000	1,140,000	2,280,000
William C. Zint
2/19/2025	RSU							33,595	600,007
2/19/2025	CFCF PSU				8,399	16,797	33,594		270,264
2/19/2025	CR PSU				8,399	16,797	33,594		270,264
	AIP Cash	225,000	450,000	900,000
Tracey G. Engelhardt
2/19/2025	RSU							39,894	712,507
2/19/2025	CFCF PSU				9,974	19,947	39,894		320,947
2/19/2025	CR PSU				9,974	19,947	39,894		320,947
	AIP Cash	232,500	465,000	930,000
Yogaraj Jeyaprakasam
2/19/2025	RSU							30,795	549,999
2/19/2025	CFCF PSU				7,699	15,398	30,796		247,754
2/19/2025	CR PSU				7,699	15,398	30,796		247,754
	AIP Cash	224,063	448,125	896,250
Garry L. Capers, Jr.
2/19/2025	RSU							23,796	424,997
2/19/2025	CFCF PSU				5,949	11,898	23,796		191,439
2/19/2025	CR PSU				5,949	11,898	23,796		191,439
	AIP Cash	221,250	442,500	885,000
(1)Reflects the estimated range of potential payouts under the AIP for 2025. The actual cash payouts under the AIP are reflected in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)For all NEOs, the PSUs were granted under our Stock Plan as part of our long-term equity incentive compensation. The PSUs are subject to the following performance conditions: three-year cumulative free cash flow (CFCF PSUs) and three-year cumulative revenue (CR PSUs), both of which are subject to a relative TSR modifier during the period January 1, 2025 through December 31, 2027. These PSUs vest, if at all, upon satisfaction of the conditions and subsequent approval of the Committee.
(3)For all NEOs, the RSUs granted under our Stock Plan vest in equal one-third increments on each of the first three anniversaries of the grant date.
(4)Dollar values represent the accounting grant date fair value of PSUs and RSUs. The value of the RSUs are based upon the closing price on the grant date of $17.86. For all PSU awards, the values are based upon a Monte Carlo simulation value of $16.09 per share.
For more information on the awards described in the Grants of Plan-Based Awards Table, refer to the "Annual Incentive Compensation" and "Long-Term Equity Incentive Compensation" sections in the CD&A, as well as "Severance and Change of Control Arrangements" for how these awards are treated under various termination and change of control scenarios.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options[2] (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date
Barry C. McCarthy	4/1/2019	128,205	—	44.69	4/1/2029
	2/19/2020	200,382	—	39.11	2/19/2030
	3/1/2021	104,167	—	41.27	3/1/2031
William C. Zint	3/1/2021	3,906	—	41.27	3/1/2031
Tracey G. Engelhardt	4/1/2019	10,684	—	44.69	4/1/2029
	2/18/2020	20,772	—	39.62	2/18/2030
	3/1/2021	13,021	—	41.27	3/1/2031
Yogaraj Jeyaprakasam	—	—	—	—	—
Garry L. Capers, Jr.	9/30/2019	3,567	—	49.16	9/30/2029
	2/18/2020	20,772	—	39.62	2/18/2030
	3/1/2021	13,021	—	41.27	3/1/2031
(1)For better understanding of this table, we have included an additional column showing the grant dates of options.
(2)All unexercisable options vest ratably over a four-year period following the grant date.

Stock Awards
Name	RSU Grant Date/ PSU Period[1]	Number of Shares or Units Held, Not Vested (#)	Market Value of Shares or Units, Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights, Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights, Not Vested[2] ($)
Barry C. McCarthy	2/16/2022[3]	17,345	387,314
	2/15/2023[4]	46,889	1,047,031
	2/14/2024[4]	91,897	2,052,060
	2/19/2025[4]	153,975	3,438,262
	1/1/2023 - 12/31/2025[5]			32,370	877,874
	1/1/2023 - 12/31/2025[5]			71,259	1,932,544
	1/1/2024 - 12/31/2026[6]			34,461	769,514
	1/1/2024 - 12/31/2026[7]			34,461	769,514
	1/1/2025 - 12/31/2027[8]			38,494	859,571
	1/1/2025 - 12/31/2027[9]			38,494	859,571
William C. Zint	2/16/2022[3]	1,156	25,813
	2/15/2023[4]	7,247	161,826
	2/14/2024[4]	19,215	429,071
	2/19/2025[4]	33,595	750,176
	1/1/2023 - 12/31/2025[5]			5,461	148,102
	1/1/2023 - 12/31/2025[5]			11,803	320,097
	1/1/2024 - 12/31/2026[6]			7,206	160,899
	1/1/2024 - 12/31/2026[7]			7,206	160,899
	1/1/2025 - 12/31/2027[8]			8,399	187,539
	1/1/2025 - 12/31/2027[9]			8,399	187,539
Tracey G. Engelhardt	2/16/2022[3]	3,083	68,843
	2/15/2023[4]	10,231	228,458
	2/14/2024[4]	20,050	447,717
	2/19/2025[4]	39,894	890,833
	1/1/2023 - 12/31/2025[5]			8,098	219,618
	1/1/2023 - 12/31/2025[5]			17,627	478,044
	1/1/2024 - 12/31/2026[6]			7,519	167,888
	1/1/2024 - 12/31/2026[7]			7,519	167,899
	1/1/2025 - 12/31/2027[8]			9,974	222,708
	1/1/2025 - 12/31/2027[9]			9,974	222,708

Name	RSU Grant Date/ PSU Period[1]	Number of Shares or Units Held, Not Vested (#)	Market Value of Shares or Units, Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights, Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights, Not Vested[2] ($)
Yogaraj Jeyaprakasam	2/16/2022[3]	4,163	92,960
	2/15/2023[4]	7,673	171,338
	2/14/2024[4]	15,038	335,799
	2/19/2025[4]	30,795	687,652
	1/1/2023 - 12/31/2025[5]			6,199	168,117
	1/1/2023 - 12/31/2025[5]			13,435	364,357
	1/1/2024 - 12/31/2026[6]			5,639	125,919
	1/1/2024 - 12/31/2026[7]			5,639	125,919
	1/1/2025 - 12/31/2027[8]			7,699	171,919
	1/1/2025 - 12/31/2027[9]			7,699	171,919
Garry L. Capers, Jr.	2/16/2022[3]	3,083	68,843
	2/15/2023[4]	6,820	152,291
	2/14/2024[4]	13,367	298,485
	2/19/2025[4]	23,796	531,365
	1/1/2023 - 12/31/2025[5]			5,140	139,397
	1/1/2023 - 12/31/2025[5]			11,093	300,842
	1/1/2024 - 12/31/2026[6]			5,013	111,929
	1/1/2024 - 12/31/2026[7]			5,013	111,929
	1/1/2025 - 12/31/2027[8]			5,949	132,841
	1/1/2025 - 12/31/2027[9]			5,949	132,841
(1)For better understanding of this table, we have included an additional column showing the grant dates of RSUs and PSUs.
(2)Based on the $22.33 per share closing price of our common stock on December 31, 2025.
(3)RSUs vest ratably over four years.
(4)RSUs vest ratably over three years.
(5)The PSUs granted for the 2023-2025 performance period exceeded their payout thresholds. The cumulative revenue threshold was 50% and paid out at 90.6%. The cumulative free cash flow threshold was 50% and paid out at 200%. Amounts in the table represent actual payouts, which are discussed in more detail in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(6)PSUs with cumulative free cash flow metrics are shown assuming achievement of the threshold goal of 50% based upon a fixed growth rate resetting plan. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(7)PSUs with cumulative revenue metrics are shown assuming achievement of the threshold goal of 50% based upon a fixed growth rate resetting plan. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(8)PSUs with cumulative revenue metrics are shown assuming achievement of the threshold of 50% based upon a three-year cumulative plan. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.
(9)PSUs with cumulative free cash flow metrics are shown assuming achievement of the threshold of 50% based upon a three-year cumulative plan. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.

2025 STOCK VESTED

	RSUs		PSUs
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Barry C. McCarthy	116,239	2,171,014	57,343	1,342,973
William C. Zint	18,645	348,413	—	—
Tracey G. Engelhardt	24,096	451,127	10,194	238,743
Yogaraj Jeyaprakasam	19,354	352,674	13,765	322,376
Garry L. Capers, Jr.	17,344	324,348	10,194	238,743
(1)Value realized equals the closing price of our common stock on the vesting date multiplied by the number of shares vested.
Non-Qualified Deferred Compensation
Our Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100% of base salary, and up to 50% of annual cash bonuses. In connection with this plan, we have created a non-qualified grantor trust (commonly known as a Rabbi Trust) through which our obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of our creditors. Amounts deferred under the plan are payable on the earliest to occur of a change of control of our company, the participant's termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. We also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants' accounts if IRS limits or the deferrals made by a participant under this plan have the effect of reducing the contributions they otherwise would receive from us under our qualified benefit plans.
The following table summarizes activity under these plans for each of the NEOs during 2025:
NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[1]	Aggregate Withdrawals/Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)
Barry C. McCarthy	—	—	—	—
William C. Zint	—	—	—	—
Tracey G. Engelhardt	—	8,189	—	51,907
Yogaraj Jeyaprakasam	121,834	52,303	—	415,474
Garry L. Capers, Jr.	—	—	—	—
(1)Amounts represent earnings on contributions and deferrals made in 2025 and in prior years. Participants in this plan allocate their deferrals into phantom funds similar to the funds available under our qualified retirement plans. Any amounts reported reflect the performance of these phantom funds.
The measurement funds available under the Deferred Compensation Plan, and their annualized returns as of December 31, 2025, are as follows:

Fund	Asset Category	Ticker	Rate of Return (%)
Vanguard Federal Money Market Investor	Money Market-Taxable	VMFXX	4.21
Vanguard VIF Total Bond Market Index	Intermediate Core Bond	N/A	6.52
Vanguard Large-Cap Index Fund Admiral Shares	Large Blend	VLCAX	18.10
Vanguard Growth Index Admiral	Large Growth	VIGAX	19.49
Vanguard Small Cap Index Admiral	Small Blend	VSMAX	9.44
Vanguard Developed Markets Index Admiral	Foreign Large Blend	VTMGX	35.80
Vanguard VIF Equity Index	Large Cap Blend	VVAEQIV	18.27
Vanguard Emerging Markets Stock Index Admiral	Diversified Emerging Markets	VEMAX	24.72
Severance and Change of Control Arrangements
Severance Arrangements
Our severance arrangements are intended to facilitate each NEO's attention to the affairs of our business and to recognize each executive's key role within our organization. The severance plan for our executive officers and the severance provisions in Mr. McCarthy's employment agreement are collectively referred to as severance arrangements. Receipt of the benefits described below is conditioned upon Mr. McCarthy or the NEO entering into a release of certain claims. The NEOs are also required by their severance arrangements to maintain the confidentiality of our confidential information after their termination and to comply with any applicable non-competition and non-solicitation obligations to which they have previously agreed.
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason, as those terms are defined in his agreement, he will be entitled to receive 12 months of base salary, payable in accordance with our regular payroll cycle over 12 months, and up to 12 additional months of base salary, subject to offset for earned income from other full-time employment, which he must use reasonable efforts to pursue. He will also be entitled to up to 12 months of health coverage premium continuation if he elects coverage and to executive-level outplacement services.
The severance plan applicable to the other NEOs provides that if a NEO is terminated by us without Cause or the NEO terminates employment for Good Reason, as those terms are defined in the plan, the NEO will be entitled to receive 12 months of salary, which may be paid in a lump sum or over time with the company's regular payroll, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition.

Change in Control Arrangements
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason within 24 months following a Change in Control, as those terms are defined in his agreement, he will be entitled to receive two times the sum of his annual base salary plus his target annual incentive bonus, payable in a lump sum, and up to 12 months of health coverage premium continuation if he elects coverage. All severance payments are conditioned upon Mr. McCarthy signing a release of claims and otherwise complying with his contractual obligations.
The executive severance plan applicable to the other NEOs provides that if a NEO is terminated following a Change in Control, or the NEO terminates employment for Good Reason following a Change in Control, as those terms are defined in the plan, the NEO will be entitled to receive 18 months of salary payable in a lump sum, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition. All severance payments are conditioned upon the NEO complying with his or her contractual obligations.
Treatment of Equity Awards
In the event of a Change of Control, as defined in the award agreements, our NEOs' outstanding long-term equity incentive awards are subject to the following terms:
•for RSUs (including dividend equivalents), PSUs and options not assumed by the acquiring or surviving entity and replaced with interests covering other publicly traded securities, vesting will fully accelerate (based on target performance for PSUs), and PSUs will be paid out as soon as practicable following the Change of Control, and options will become exercisable prior to and terminate effective upon the Change of Control;
•for RSUs and options assumed by the acquiring or surviving entity and replaced with interests covering other publicly traded securities, the award agreements provide that the awards will remain governed by their pre-Change of Control terms except that, in the event of involuntary termination without Cause or voluntary resignation for Good Reason within 12 months following the Change of Control, any unvested RSUs and options will fully vest, with RSUs (and related dividend equivalents) paying out as soon as practicable following vesting, and options remaining exercisable for one year post-termination; and
•for PSUs assumed by the acquiring or surviving entity and replaced with other publicly traded securities, the award agreements provide that PSUs will remain governed by their pre-Change of Control terms, except that, in addition to the vesting acceleration upon a termination without Cause described below, in the event of voluntary resignation for Good Reason after the first anniversary of the commencement of the relevant performance period and within 12 months following the Change of Control, the unvested PSUs will vest on a pro rata basis, although any payout will be based on actual performance and will not occur until actual performance against target is determined at the end of the performance period.
In the event of a death, Disability, or Approved Retirement (as those terms are defined in the applicable award agreements), our NEOs’ outstanding awards are subject to the following terms:
•RSU awards provide for full, accelerated vesting and payout (with related dividend equivalents) as soon as practicable thereafter;
•option awards provide for full, accelerated vesting if the event occurs after the first anniversary of the grant date, with a one-year post-termination exercise period following death or Disability, and a 3-year post-termination exercise period following Approved Retirement; and
•PSU awards provide for vesting on a pro rata basis if the event occurs after the first anniversary of the commencement of the relevant performance period; however, payout is based on actual performance and does not occur until actual performance against target is determined at the end of the performance period.
In the event of termination without Cause, as defined in the award agreements, our NEOs’ outstanding awards are subject to the following terms:
•options and the next installment of RSUs (and related dividend equivalents) vest on a pro rata basis, provided the termination is after the first anniversary of the award date, with a 3-month exercise period for options, and payout of the vested RSUs (and related dividend equivalents) as soon as practicable thereafter, and provided further, that if a NEO meets the "rule of 75", meaning the NEO's combined age and years of service are at least 75, the RSU awards would fully accelerate and vest upon Committee approval; and
•PSUs vest on a pro rata basis, provided the termination is after the first anniversary of the commencement of the relevant performance period; however, payout is based on actual performance and does not occur until actual performance against target is determined at the end of the performance period.
If a NEO engages in competitive activity, solicits our employees or current or potential customers, fails to properly hold our confidential information, or is terminated for Cause, then the options, RSUs, and PSUs (vested and unvested amounts) are subject to forfeiture, and any amounts paid upon settlement of such awards (including dividend equivalents) and gains upon exercise of options, in each case, within the preceding 12 months, are subject to repayment.

The foregoing summary is qualified in its entirety by reference to the complete text of Mr. McCarthy's employment agreement, the severance plan, and the forms of stock option, RSU, and PSU award agreements, all of which are filed, or incorporated by reference, as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

PAYMENTS MADE UPON TERMINATION
The following table illustrates the aggregate payments that would be received by the NEOs, assuming a hypothetical qualifying termination event occurring on December 31, 2025. To the extent an amount due includes the value of any equity acceleration, such value is based upon the number of equity awards that would have vested if termination occurred on the last business day of fiscal 2025 and the closing price of our common stock as of that date, $22.33 per share.

Name	Change in Control[1] ($)	Without Cause[2] ($)	Death or Disability[3] ($)	Approved Retirement[3] ($)
Barry C. McCarthy
Cash Severance	4,180,000	1,900,000	—	—
Benefit Continuation	43,840	43,840	—	—
Other Cash	—	25,000	—	—
Acceleration of RSUs	6,924,667	2,156,674	6,924,667	—
Acceleration of PSUs[4]	6,516,341	3,198,132	3,198,132	—
Acceleration of Stock Options[5]	—	—	—	—
Total	17,664,848	7,323,646	10,122,799	—
William C. Zint
Cash Severance	900,000	600,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	1,366,886	330,565	1,366,886	—
Acceleration of PSUs[4]	1,195,266	582,403	582,403	—
Acceleration of Stock Options[5]	—	—	—	—
Total	3,507,152	1,557,968	1,949,289	—
Tracey G. Engelhardt
Cash Severance	930,000	620,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	1,402,891	1,402,891	1,402,891	1,402,891
Acceleration of PSUs[4]	1,339,906	638,614	638,614	638,614
Acceleration of Stock Options[5]	—	—	—	—
Total	3,717,797	2,706,505	2,041,505	2,041,505
Yogaraj Jeyaprakasam
Cash Severance	930,000	620,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	1,287,749	357,230	1,287,749	—
Acceleration of PSUs[4]	1,191,350	565,009	565,009	—
Total	3,454,099	1,587,239	1,852,758	—
Garry L. Capers, Jr.
Cash Severance	885,000	590,000	—	—
Other Cash	45,000	45,000	—	—
Acceleration of RSUs	1,050,984	324,748	1,050,984	—
Acceleration of PSUs[4]	979,081	475,599	475,599	—
Acceleration of Stock Options[5]	—	—	—	—
Total	2,960,065	1,435,347	1,526,583	—
(1)Severance under Mr. McCarthy's employment agreement due to a Change in Control termination is equal to two times base salary plus his AIP bonus at 100% of target, and 12 months of health coverage premiums. Severance for all other NEOs under a Change in Control is equal to one-and-a-half times base salary, executive outplacement services (listed under "Other Cash"), and a lump sum employment transition payment (listed under "Other Cash"). All of our NEOs are also entitled to accelerated vesting of outstanding equity awards in accordance with the terms of each award agreement and as described above under "Treatment of Equity Awards." For purposes of this Change in Control column, equity awards are reflected as if they were not assumed by an acquiring entity upon a Change of Control.
(2)Severance under Mr. McCarthy's employment agreement due to termination without cause is equal to 12 months of base salary with the possibility of an additional 12 months offsetting earned income from other full-time employment, 12 months of health coverage premiums, and executive outplacement services (listed under "Other Cash"). Severance for all other NEOs under a termination without cause is equal to 12 months of base salary, a pro rata bonus, executive outplacement services (listed under "Other Cash"), and a lump sum employment transition payment (listed under "Other Cash"). The foregoing severance payments for Mr. McCarthy and the other NEOs also apply upon a resignation for Good Reason. All of our NEOs are also entitled to accelerated vesting of outstanding equity awards in accordance with the terms of each award agreement and as described above under "Treatment of Equity Awards." Because Ms. Engelhardt meets the rule of 75, upon Committee approval, Ms. Engelhardt's RSUs would fully accelerate and vest.
(3)For death, Disability, or Approved Retirement, each of our NEOs is entitled to a pro-rated bonus, and accelerated vesting of outstanding equity awards depending on the grant type and terms, as described above under "Treatment of Equity Awards." Because Ms. Engelhardt meets the rule of 75, she would be eligible for Approved Retirement, if granted by the Committee.

(4)For change in control, assumes that the acquiring entity did not replace the award with comparable equity, such that the PSUs vested completely assuming target performance levels. For all other termination scenarios in the table, assumes pro rata vesting and payout at target, even though actual payouts for such PSUs are made at such time as the measurement period has ended and actual performance levels are measured and calculated.
(5)Although stock options may vest depending on terms as described above under "Treatment of Equity Awards," because the exercise price of all our NEOs' outstanding options exceeded the closing price of our common stock on December 31, 2025, we have not reported any corresponding value to such accelerated vesting.
Regardless of the manner in which a NEO's employment terminates, the NEO is entitled to receive, subject to any applicable clawback provisions, certain previously earned compensation, including:
•AIP compensation earned during the fiscal year for certain termination causes, which include qualified retirement;
•vested shares awarded under our Stock Plan; and
•amounts contributed under the 401(k) Plan and executive compensation deferral programs.
These amounts are excluded from the table above.
CEO Pay Ratio
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our President and CEO to the annual total compensation of our median employee. For the year ended December 31, 2025, the annual total compensation for Mr. McCarthy was $7,537,323, as shown in the SCT, plus $26,503 for the cost of his employer-sponsored health and welfare benefits. The annual total compensation for our median employee was $75,650 calculated in accordance with SEC rules. For 2025, the annual total compensation of Mr. McCarthy was 99.98 times that of our median employee.
As of the measurement date, December 1, 2025, we had a total of 4,600 employees. For purposes of identifying our median employee, we used our United States and Canadian employee population of 4,587 total employees, of which 4,404 were employed in the U.S. and 183 were employed in Canada. We excluded 13 employees located in India. As permitted by SEC rules and regulations, we excluded leased employees and independent contractors. To determine our median employee, we used base salary for the 12-month period ending December 1, 2025, as our compensation measure that we applied consistently to all employees. We annualized this amount for permanent employees who commenced employment during that period. We also chose to include the cost of the median employee's employer-sponsored health and welfare benefits, including medical, dental and life insurance, as well as short- and long-term disability coverage, in the calculation of our median employee's total annual compensation. For Canadian employees, we converted their pay amounts to U.S. dollars using the spot rate as of December 1, 2025.
Pay Versus Performance Outcomes
The following table provides specified executive compensation and financial performance measures for our five most recently completed fiscal years.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO[1] ($)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs[2] ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)[5] ($)	Adjusted EBITDA (in millions)[6] ($)
					Total Shareholder Return[3] ($)	Peer Group Total Shareholder Return[4] ($)
2025	7,537,323	10,608,668	2,207,911	2,800,999	99.9	97.0	82.2	431.5
2024	7,125,058	8,216,822	1,929,782	2,162,974	94.7	109.9	52.9	412.1
2023	7,536,719	8,979,508	1,992,744	2,238,170	85.1	94.1	26.2	417.1
2022	10,375,485	3,607,005	2,220,306	852,747	63.0	78.2	65.5	418.1
2021	7,822,945	8,028,794	2,050,605	1,802,766	113.4	108.9	62.8	407.8
(1)The dollar amounts reported in this column represent the amount of Compensation Actually Paid (CAP) to our President and CEO, Barry C. McCarthy, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. McCarthy during the applicable year. To calculate CAP to Mr. McCarthy, for each of the years shown, the following deductions and additions were made to the SCT total compensation:

Reconciliation of CEO SCT Total to CAP
Year	SCT Total ($)	Equity Deductions from SCT Total(a) ($)	Equity Additions to SCT Total(b) ($)	CAP ($)
2025	7,537,323	(5,227,467)	8,298,812	10,608,668
2024	7,125,058	(5,308,392)	6,400,156	8,216,822
2023	7,536,719	(5,329,797)	6,772,586	8,979,508
2022	10,375,485	(4,871,517)	(1,896,963)	3,607,005
2021	7,822,945	(6,439,546)	6,645,395	8,028,794

(a)Represents the grant date fair values of equity-based awards granted each year, as shown in the Stock Awards and Option Awards columns of the SCT.
(b)For each year, reflects the sum of the equity fair value categories described as follows, calculated in accordance with Item 402(v) of Regulation S-K:

Year	Year-end fair value of awards granted in the year and outstanding and unvested at year-end ($)	Prior year-end to year-end change in fair value of awards granted in prior years and outstanding and unvested at year-end ($)	Fair value as of vesting date of awards granted and vested in the year ($)	Prior year-end to vesting-date change in fair value of awards granted in prior years that vested in the year ($)	Prior year-end fair value of awards granted in prior years that were forfeited in the year ($)	Value of dividends or other earnings paid on awards not otherwise reflected in the fair values ($)	Total Equity Additions to SCT Total ($)
2025	7,035,142	1,457,285	—	(452,804)	—	259,189	8,298,812
2024	6,188,528	197,088	—	(22,829)	(164,242)	201,611	6,400,156
2023	6,013,430	646,150	—	34,383	—	78,623	6,772,586
2022	2,406,099	(4,384,367)	—	(58)	—	81,363	(1,896,963)
2021	4,552,443	607,333	—	1,345,862	—	139,757	6,645,395
(2)The dollar amounts reported in this column represent the average amount of CAP to the non-CEO named executive officers (“Other NEOs”) as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Other NEOs during the applicable year. The Other NEOs reflected in this and the preceding column consist of the following individuals: 2025—William C. Zint, Tracey G. Engelhardt, Yogaraj Jeyaprakasam and Garry L. Capers, Jr.; 2024—William C. Zint, Tracey G. Engelhardt, Yogaraj Jeyaprakasam, and Jeffrey L. Cotter; 2023—William C. Zint, Tracey G. Engelhardt, Michael A. Reed, and Yogaraj Jeyaprakasam; 2022—William C. Zint, Scott C. Bomar, Christopher L. Thomas, Yogaraj Jeyaprakasam, and Michael A. Reed; 2021—Scott C. Bomar, Keith A. Bush, Christopher L. Thomas, Michael A. Reed, and Jeffrey L. Cotter. To calculate CAP to our Other NEOs for each of the years shown, the following deductions and additions were made to the SCT total compensation:

Other NEOs Reconciliation of Average SCT Total to Average CAP
Year	SCT Total ($)	Equity Deductions from SCT Total(a) ($)	Equity Additions to SCT Total(b) ($)	CAP ($)
2025	2,207,911	(1,087,079)	1,680,167	2,800,999
2024	1,929,782	(1,013,415)	1,246,607	2,162,974
2023	1,992,744	(956,940)	1,202,366	2,238,170
2022	2,220,306	(1,197,255)	(170,304)	852,747
2021	2,050,605	(1,228,600)	980,761	1,802,766
(a)Represents the grant date fair value of equity-based awards granted each year, as shown in the Stock Awards and Option Awards columns of the SCT.
(b)For each year, reflects the sum of the equity fair value categories described as follows, calculated in accordance with Item 402(v) of Regulation S-K:

Year	Year-end fair value of awards granted in the year and outstanding and unvested at year-end ($)	Prior year-end to year-end change in fair value of awards granted in prior years and outstanding and unvested at year-end ($)	Fair value as of vesting date of awards granted and vested in the year ($)	Prior year-end to vesting-date change in fair value of awards granted in prior years that vested in the year ($)	Prior year-end fair value of awards granted in prior years that were forfeited in the year ($)	Value of dividends or other earnings paid on awards not otherwise reflected in the fair values ($)	Total Equity Additions to SCT Total ($)
2025	1,462,994	250,605	—	(75,682)	—	42,250	1,680,167
2024	1,181,440	37,409	—	7,010	(12,830)	33,578	1,246,607
2023	1,079,683	112,881	—	(8,953)	—	18,755	1,202,366
2022	544,028	(414,256)	—	(43,365)	(271,588)	14,877	(170,304)
2021	885,667	116,547	—	142,783	(177,089)	12,853	980,761
(3)Assuming an initial investment of $100 on December 31, 2019, TSR assumes reinvestment of all dividends, if any, and reflects changes in the company’s share price since the assumed initial investment date.
(4)Represents the weighted Peer Group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Dow Jones U.S. Support Services (DJUSIS) Index.
(5)Dollar values represent the amount of net income reported in our audited financial statements for the applicable year.
(6)See Annex A for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.

Additional Information
Following is a discussion of the relationship between CAP and our TSR, our peers' TSR, our net income, and our adjusted EBITDA:
•CAP vs. TSR–Because stock is a significant portion of our NEO compensation packages, as our TSR has fluctuated, so has the compensation realized by our NEOs. Similarly, the Peer Group TSR has also fluctuated.
•CAP vs. Net Income–While the performance of our leadership team has resulted in an increase in net income over the past five years, the CAP to the team over this period has tracked more in line with our TSR

•CAP vs. Adjusted EBITDA–While the performance of our leadership team has resulted in an increase in adjusted EBITDA over the past five years, the CAP to the team over this period has tracked more in line with our TSR.

Most Important Performance Measures
For our fiscal 2025, adjusted EBITDA was identified as the most important financial performance measure in linking CAP to company performance and, accordingly, is included in the above Pay Versus Performance table. The other identified most important measures to CAP comprise the remaining performance measures used in our incentive plans. For further descriptions of these measures, including how they are calculated from our audited financial statements and how they are used in our incentive plans, see the CD&A section of this proxy statement. The following table lists the collective most important measures alphabetically:

Tabular List of Most Important Measures
Adjusted EBITDA
Adjusted EPS
Adjusted Free Cash Flow
Adjusted Revenue
Relative TSR
Strategic Initiatives

ITEM 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for our NEOs, and, therefore, are providing shareholders with the opportunity to cast a non-binding advisory vote, pursuant to Section 14A of the Exchange Act, as described below. We hold this advisory Say on Pay vote on an annual basis. The compensation program for the NEOs is instrumental in helping us achieve our strong financial performance and executing against our strategy, and we request that shareholders support the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.
This advisory vote is not binding upon us. However, the Compensation and Talent Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for NEOs.
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

ITEM 3: APPROVAL OF AMENDMENT NO. 3 TO THE DELUXE CORPORATION STOCK INCENTIVE PLAN
General
We currently have in effect the Deluxe Corporation 2022 Stock Incentive Plan (the Stock Plan), which was initially approved at our 2022 Annual Meeting of Shareholders, and amended at our 2023 Annual Meeting of Shareholders, and amended for a second time at our 2025 Annual Meeting of Shareholders. On February 9, 2026, upon recommendation of the Compensation and Talent Committee (referred to as the Committee throughout this Agenda Item 3) and subject to shareholder approval, our board adopted Amendment No. 3 to the Stock Plan. Amendment No. 3 increases the maximum number of shares of common stock available for grant under the Stock Plan by 1,500,000 shares. As of February 9, 2026, 851,111 shares are available for grant under the Stock Plan (excluding the 1,500,000 additional shares that would be available if shareholders approve Amendment No. 3). The complete text of Amendment No. 3 is attached as Annex B to this Proxy Statement.
Reasons for Amendment No. 3
When the Stock Plan was amended in 2025, the Committee anticipated that the number of authorized shares would be sufficient to grant share-based compensation awards for one to three fiscal years. This estimation accounted for various factors, including future stock prices, competitive market practices for award sizes, and considerations related to attracting and retaining employee talent. The authorized shares lasted for one year, which was within the expected range. This outcome resulted from managing our burn rate and customary recycling of forfeited shares (i.e., non-liberal recycling policy).
Our board believes that the Stock Plan and our overall stock-based compensation program is essential in attracting, retaining and motivating highly qualified executive officers and other employees and non-employee directors to enhance the success of the company. Our board believes that the proposed increase in the maximum number of shares of common stock to be available under the Stock Plan is necessary for the company to continue to access these benefits. Further, unless Amendment No. 3 is adopted, we will need to curtail grants of stock incentive awards to executive officers, other employees and non-employee directors, which would put us at a competitive disadvantage in recruiting and retaining talent, and also make it more difficult for us to align employee interests with our shareholders. Accordingly, the board recommends adoption of Amendment No. 3 in order to continue granting awards at market-competitive levels to our executive officers, other employees, and to non-employee directors.
Historical Equity Granting Practices and Voting Power Dilution
The Stock Plan is an omnibus stock incentive plan that allows us to grant stock options, stock appreciation rights (SARs), restricted stock, RSUs, PSUs, dividend equivalents and other stock-based awards to employees, officers, consultants, independent contractors and non-employee directors. Shares subject to any outstanding awards under our prior stock incentive plans that are forfeited, canceled or reacquired by the company will also become available for re-issuance under the Stock Plan. All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, count against the Stock Plan’s reserve on a 1:1 basis for each share subject to the award.
In determining the additional number of shares to authorize for issuance pursuant to Amendment No. 3, the Committee considered, among other factors, historical amounts of equity awards granted and potential future grants over the next several years. As set forth in the table below, our three-year average "burn rate" is 2.34% for fiscal years 2023 through 2025. For purposes of calculating the burn rate, performance share units are counted in the year in which the units are earned and vested.

	2025	2024	2023
Weighted Average Shares of Common Stock Outstanding	45,000,000	44,154,000	43,553,000
Restricted Stock Units Granted	1,006,819	925,000	987,000
Performance Share Units Earned and Vested	121,601	65,000	—
Annual Burn Rate	2.51%	2.24%	2.27%
Three-Year Average Burn Rate	2.34%
Potential dilution, or overhang, is a common measure to assess the dilutive impact of equity plans. Total potential dilution is equal to (i) the number of shares available to be granted as future equity awards plus the number of shares subject to outstanding awards, divided by (ii) total number of shares outstanding plus the total number of shares available for future grants and shares subject to outstanding awards. The table below demonstrates the potential voting power dilution resulting from the adoption of Amendment No. 3, calculated as of February 9, 2026.

Voting Power Dilution as of February 9, 2026	Share Count	Voting Power Dilution[1]
Shares Available under the 2022 Stock Incentive Plan after February 9, 2026	851,111	1.9%
Additional Shares Requested — 2022 Stock Incentive Plan	1,500,000	3.3%
Stock Options Outstanding Weighted average exercise price: $41.45 Weighted average remaining term: 4.1 years	882,214	1.9%
Restricted Stock Units Outstanding	2,182,994	4.8%
Performance Share Units Outstanding[2]	873,318	1.9%
Total	6,289,637	13.9%
(1)Based on 45,292,569 shares of common stock outstanding as of February 9, 2026.
(2)PSU counts in this table assume 100% of target shares will be earned, while the eventual actual percentage may range from 0% to 200%.
We believe that our historical burn rate and equity granting practices, as well as the potential dilution resulting from the adoption of Amendment No. 3, are reasonable for a company of our size in our industry. Further, the Committee expects the shares authorized under the Stock Plan, as amended by Amendment No. 3, to be sufficient to make awards of share-based compensation for one to three fiscal years, depending on a multitude of variables, including, but not limited to, future stock prices, competitive market practices for award sizes, and circumstances surrounding the attraction and retention of employee talent. If Amendment No. 3 is not approved, we expect to have insufficient shares available in the Stock Plan to meet the needs of our annual grants made to executives and employees in 2027.

Key Features of the Stock Plan
The Stock Plan contains provisions considered best practices for compensation and governance purposes. Key features (as proposed to be amended by Amendment No. 3) of the Stock Plan include the following:

Key Feature	Description
Independent Committee Administration	The Stock Plan is administered by our Compensation and Talent Committee, comprised entirely of independent directors.
No Evergreen Provision	The Stock Plan does not contain an “evergreen” provision that will automatically increase the number of shares authorized for issuance under the Stock Plan.
Limit on Shares Authorized	Under the Stock Plan, the aggregate number of shares that may be issued is 6,150,000 (which includes the 1,500,000 shares initially authorized under the plan, plus the 950,000 shares authorized under Amendment No. 1, the 2,200,000 shares authorized under Amendment No. 2, and the 1,500,000 shares to be authorized under Amendment No. 3). In addition, shares subject to any outstanding awards under our prior stock incentive plans that are forfeited, canceled or reacquired by the company will become available for re-issuance under the Stock Plan.
Plan Uses 1:1 Share Counting	All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, count against the Stock Plan’s reserve on a 1:1 basis for each share subject to the award.
No Discounted Stock Options or Stock Appreciation Rights	Stock options and SARs must have an exercise price equal to or greater than the closing market value of our common stock on the date of grant (unless such award is granted in substitution for a stock option or SAR previously granted by an entity that is acquired by or merged with the company).
No Repricing of Stock Options or SARs	The Stock Plan prohibits the repricing of stock options and SARs (including a prohibition on the repurchase of “underwater” stock options or SARs for cash or other securities) without shareholder approval.
No Liberal Share "Recycling"	The Stock Plan provides that any shares (i) surrendered to pay the exercise price of an option, (ii) withheld by the company or tendered to satisfy tax withholding obligations with respect to any award, (iii) covered by a stock-settled stock appreciation right not issued in connection with settlement upon exercise, or (iv) repurchased by the company using option proceeds will not be added back (“recycled”) to the Stock Plan.
Minimum Vesting Period	A maximum of 5% of the aggregate number of shares available for issuance under the Stock Plan may be issued with a vesting period ending prior to the one year anniversary of the date of grant. All other awards will have a minimum vesting period of at least one year, subject to limited exceptions in the case of a change in control, death, or disability, awards received in lieu of other earned compensation, and awards granted to our non-employee directors that vest no earlier than the next annual shareholder meeting date.
No Liberal Change in Control Provisions	The Stock Plan prohibits any award agreement from accelerating the vesting or lapse of restrictions of any award solely upon a change in control (a "single trigger") unless the definitive agreement to the change in control transaction contemplates that such awards will not be assumed or replaced by the acquiring or surviving company. The Stock Plan also prohibits any award agreement from having a change in control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or shareholder approval (rather than the consummation of) a change in control transaction.
No Dividends or Dividend Equivalents Paid on Unvested Awards	The Stock Plan prohibits the payment of dividends or dividend equivalents on awards until those awards are earned and vested. In addition, the Stock Plan prohibits the granting of dividend equivalents with respect to stock options, SARs or an award the value of which is based solely on an increase in the value of the company’s shares after the grant of the award.
Awards Subject to Forfeiture or Clawback	Awards under the Stock Plan will be subject to our Incentive Compensation Recovery Policy, as well as any other forfeiture and penalty conditions determined by the Committee.
A summary of the principal terms of the Stock Plan are included below. However, every aspect of the Stock Plan is not addressed in this summary, and shareholders are encouraged to read the full text of the Stock Plan, along with Amendments Nos. 1 and 2, which are attached to this proxy statement as Annex C. We have no current plans, proposals or arrangements, written or otherwise, to grant any specific awards under the Stock Plan that have not been granted as of February 9, 2026, except for grants of annual awards after our 2026 Annual Meeting of Shareholders to our board of directors, which are set at $160,000 per director.
Shares Available For Awards
Provided Amendment No. 3 is approved by our shareholders, the Stock Plan would provide for the issuance of up to 2,351,111 shares of common stock, which includes the shares currently remaining under the plan as amended by Amendments Nos. 1 and 2, and the additional 1,500,000 shares authorized under Amendment No. 3. All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, count against the Stock Plan’s reserve on a 1:1 basis for each share subject to the award. If awards issued under the Stock Plan expire or otherwise terminate without being exercised or settled, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Stock Plan. However, under the share counting provisions of the Stock Plan, the following classifications of shares will not again be available for issuance: (i) shares unissued due to a “net exercise” of a stock option, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations under any award, (iii) shares covered by a SAR that is not settled in shares upon exercise, and (iv) shares repurchased using stock option exercise proceeds.
Awards under the Stock Plan are also subject to annual limitations. No individual eligible participant who is an officer, employee or other service provider who is not a non-employee director may be granted awards under the Stock Plan for more than 500,000 shares of our common stock in any calendar year. In addition, the sum of the grant date fair value of equity-based awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non-employee director during any calendar year shall not exceed $500,000.
The Committee can adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the Stock Plan. Any adjustment determination made by the Committee shall be final, binding and conclusive.
Administration
The Committee administers the Stock Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the Stock Plan. The Committee may amend the terms of, or accelerate the exercisability of, an outstanding award, except in certain change in control and other scenarios. The Committee has authority to interpret the Stock Plan and establish rules and regulations for the administration of the Stock Plan.
The Committee may delegate its powers under the Stock Plan to one or more officers or directors, subject to the requirements of applicable law and exchange requirements. However, such delegated officers will not be permitted to grant awards to any members of the board or executive officers who are subject to Section 16 of the Exchange Act.
Eligible Participants
Any employee or non‑employee director of our company or its affiliates selected by the Committee is eligible to receive an award under the Stock Plan. As of the date of this Proxy Statement, approximately 200 employees and officers, plus our non‑employee directors, would be eligible to be selected by the Committee to receive incentive awards under the Stock Plan.
Types of Awards and Terms and Conditions
The Stock Plan permits the granting of:
•stock options, including both incentive stock options (ISOs) and non-qualified stock options (together with ISOs, “options”);
•SARs;
•restricted stock and RSUs (including performance shares or PSUs);
•dividend equivalents; and
•other stock-based awards.
Awards may be granted alone, in addition to, in combination with or in substitution for any other award granted under the Stock Plan or any other compensation plan. Notwithstanding the foregoing, although a SAR may be granted in tandem with a non‑qualified stock option, the recipient may exercise only one or the other and the shares would be counted only once toward reduction of the authorized share pool. Awards may be granted for no cash consideration or for such minimal cash consideration as might be required by applicable law, and may provide that upon the grant or exercise thereof, the holder will receive cash, shares of common stock or other securities, awards or property, or any combination of these. The exercise price per share under any stock option, the grant price of any SAR and the purchase price of any security that may be purchased under any other stock‑based award may not be less than the fair market value on the date of grant of such option, SAR or award. Determinations of fair market value under the Stock Plan are made in accordance with methods and procedures established by the Committee, but the fair market value of our shares is always based on the closing price of those shares on the relevant date.
Vesting. The Stock Plan requires at least a one‑year minimum vesting period for time‑based awards and a performance period of at least one year for performance‑based awards, subject to limited exceptions in the case of a change in control, death, disability, awards received in lieu of other earned compensation, awards granted to our non-

employee directors that are set to vest no earlier than the next annual shareholder meeting date, and awards involving an aggregate number of shares not in excess of 5% of the plan’s share reserve.
Stock Options. Options granted under the Stock Plan may not have terms longer than ten years, except that in the event the recipient of an incentive stock option owns more than ten percent of our stock, the term of the option may be no longer than five years. Option recipients may exercise their options by tendering cash, shares of common stock or other consideration having a fair market value on the date the option was exercised equal to the exercise price, or 110% of the fair market value if the payment is in exercise of an incentive stock option by a participant who owns more than ten percent of our stock. The Stock Plan does not permit the grant of additional options to purchase shares of common stock to participants who exercised their options by delivery of shares in payment of the exercise price. No options may be granted at an exercise price less than the fair market value of the underlying shares on the date of grant.
Stock Appreciation Rights. SARs granted under the Stock Plan may not have terms longer than ten years. The holder of a SAR is entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares of common stock over the grant price of the SAR, which can be no less than the fair market value of the underlying shares on the grant date.
We may not receive consideration for the grant of options or SARs under the Stock Plan, other than the services rendered to us by the recipient.
Restricted Stock and RSUs. The holder of restricted stock owns shares of our common stock subject to restrictions imposed by the Committee for a specified time period determined by the Committee. The holder of RSUs has the right, subject to restrictions imposed by the Committee, to receive shares of our common stock at some future date determined by the Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and RSUs occurs at such times and in such installments as are determined by the Committee, subject to the minimum vesting provisions described above. For example, at the Committee’s discretion, awards may be conditioned upon a participant’s completion of a specified period of service, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service based and performance based conditions (subject to minimum vesting requirements). A restricted stock or RSU award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (including goals specific to the participant's individual performance, other than performance of service alone) is generally referred to as a performance share or a PSU award.
Dividend Equivalents. The holder of a dividend equivalent is entitled to receive payments (in cash or shares of our common stock) equivalent to the amount of cash dividends paid by the company to shareholders with respect to the number of shares determined by the Committee. Dividend equivalents are subject to other terms and conditions determined by the Committee, but the Committee may not (i) grant dividend equivalents in connection with options or SARs or (ii) pay a dividend or dividend equivalent with respect to a share underlying any other award prior to the date on which all conditions or restrictions on such share have been satisfied or lapsed.
Other Stock-Based Awards. The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the Stock Plan. No such stock-based awards may contain a purchase right or an option-like exercise feature.
Limited Transferability of Awards. Generally, no award or other right or interest of a participant under the Stock Plan (other than fully vested and unrestricted shares issued pursuant to an award) shall be transferable by a participant other than by will or by the laws of descent and distribution, and no right or award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the company or any affiliates. However, the Committee may allow transfer of an award to family members for no value, and such transfer shall comply with the General Instructions to Form S-8 under the Securities Act of 1933, as amended. The Committee may also establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.
Recoupment. Awards under the Stock Plan are subject to our Incentive Compensation Recovery Policy, as well as any other forfeiture and penalty conditions determined by the Committee.
Termination and Amendment
The Stock Plan has a term of ten years expiring on March 31, 2032, unless terminated earlier by the board. The board may from time to time amend, suspend or terminate the Stock Plan. No amendment or modification of the Stock Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award (except in the case of a corporate transaction as described below). Amendments to the Stock Plan must be approved by the shareholders, if required under the listing requirements of the NYSE or any other securities exchange applicable to the company, or if the amendment would (i) increase the number of shares authorized under the Stock Plan, (ii) permit a repricing of options or SARs, (iii) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, (iv) increase the maximum term of options or SARs, or (v) increase the annual per-person share limits under the Stock Plan.
Awards under the Stock Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares, or any other similar corporate transaction or event involving the company. In the event of such a corporate transaction, the Committee or the board may provide for any of the following to be effective upon the occurrence of the event (or effective immediately prior to the consummation of such event, provided the event is consummated):
•termination of any award, whether vested or not, in exchange for an amount of cash and/or other property equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s vested rights under the award, or without payment if the Committee or board determines that no amount is realizable under the award as of the time of the transaction;
•replacement of any award with other rights or property selected by the Committee or the board, in its sole discretion;
•the assumption of any award by the successor or survivor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity with appropriate adjustments as to the number and kind of shares and prices;
•require that any award shall become exercisable or payable or fully vested, notwithstanding anything to the contrary in the applicable award agreement; or
•require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.
Federal Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.
Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO, if the disposition occurs before the applicable ISO holding periods set forth in the Internal Revenue Code have been satisfied.
Restricted Stock. Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). If the award permits dividends or their equivalents to accrue while the restricted stock is subject to a substantial risk of forfeiture, such amount will be paid if and when the underlying stock vests and will also be taxed as ordinary income.

We generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.
RSUs and Other Stock-Based Awards. Recipients of grants of RSUs (including PSUs) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. If the award permits dividend equivalent amounts to accrue while the RSU is subject to a substantial risk of forfeiture, such dividend equivalent amounts will be paid if and when the underlying stock unit vests and will also be taxed as ordinary income. Cash or shares to be received pursuant to any other stock-based award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Limitations On Company’s Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Stock Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. Annual compensation paid to a covered executive (including compensation paid under the Stock Plan) in excess of $1 million generally will not be deductible.
Special Rules for Executive Officers Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.
Section 409A of the Internal Revenue Code. The Compensation Committee administers and interprets the Stock Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.
Plan Benefits
The Committee, in its sole discretion, determines the number and types of awards that will be granted under the Stock Plan. Accordingly, it is not possible to determine the future benefits that will be received by eligible participants if Amendment No. 3 is approved by our shareholders.
The closing price of a share of our common stock as reported on the NYSE on February 23, 2026, was $26.47.
The following table provides information concerning all of our equity compensation plans as of December 31, 2025:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)[2]
Equity compensation plans approved by shareholders[1]	3,299,098	$41.45	4,237,300
Equity compensation plans not approved by shareholders[3]	62,541	—	—
Total	3,361,639	$41.45	4,237,300

(1)Includes awards granted under our 2022 Stock Incentive Plan as well as previous stock incentive plans. The number of securities to be issued upon exercise of outstanding options, warrants, and rights includes outstanding stock options of 883,069, RSUs of 1,528,668 and 887,361 shares subject to outstanding PSU awards. The number of PSUs reflects the target amount for awards outstanding as of December 31, 2025. The actual number of shares issued under our PSUs will range between 0% and 200% of the target amount, based on our performance relative to the applicable performance goals as determined by the Committee at the end of the performance period. The PSU and RSU awards are not included in the weighted-average exercise price of outstanding options, warrants, and rights because they require no consideration upon vesting.
(2)Includes 2,422,849 shares reserved for issuance under our Amended and Restated 2000 Employee Stock Purchase Plan and 1,814,451 shares available for issuance under our 2022 Stock Incentive Plan.
(3)Includes inducement awards of shares granted pursuant to NYSE rules. The number of securities to be issued upon vesting is 62,541 outstanding RSUs The RSU awards are not included in the weighted-average exercise price of outstanding options, warrants, and rights because they require no consideration upon vesting.

The board recommends that you vote FOR the approval of Amendment No. 3 to the Deluxe Corporation 2022 Stock Incentive Plan.

ITEM 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2026.
Pursuant to the Audit and Finance Committee's charter, the board is submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, to the shareholders for ratification. Shareholder approval of this appointment is not required, but the board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit and Finance Committee will reconsider its selection. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be able to respond to appropriate questions from shareholders.
The board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Audit and Finance Committee Report
The following is the report of the Audit and Finance Committee with respect to our audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which includes our consolidated balance sheets as of December 31, 2025, and 2024 and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2025, and the notes thereto. This report also addresses certain matters related to our independent registered public accounting firm. The information contained in this Audit and Finance Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
The Audit and Finance Committee is currently comprised of the eight undersigned directors, all of whom have been determined by the board to be independent under the rules of the SEC and the NYSE. The Audit and Finance Committee acts under a written charter approved by the board. The Audit and Finance Committee reviews the adequacy of that charter on an annual basis. A complete copy of the committee’s charter is posted on our website at www.investors.deluxe.com/governance/governance-documents.
Financial Statements
As stated in its charter, the Audit and Finance Committee assists the board in monitoring the integrity of our financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and our compliance systems. In carrying out these responsibilities, the Audit and Finance Committee met with management periodically during the year to consider the adequacy of our internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with PricewaterhouseCoopers LLP, our independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit and Finance Committee.
The Audit and Finance Committee reviewed with management and the independent registered public accounting firm our 2025 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit and Finance Committee, that we maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2025, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, our financial condition and results of operations.
The Audit and Finance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
The Audit and Finance Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company

Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. As part of its efforts to ensure the independence of our independent registered public accounting firm, the committee maintains a policy requiring the pre-approval by the committee of all services to be provided by the independent registered public accounting firm and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.
Based on the review and discussions referred to above, the committee recommended to our board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2001. In determining whether to reappoint our independent registered public accounting firm, our Audit and Finance Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit and Finance Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit and Finance Committee is involved in the selection of our audit partners pursuant to this rotation policy, including meetings between the Chair of the Audit and Finance Committee and candidates for that role, as well as discussion by the committee and with management.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

John L. Stauch, Chair	Paul R. Garcia
Angela L. Brown	Morgan M. (Mac) Schuessler, Jr.
Michelle T. Collins	Thomas J. Reddin
Hugh S. (Beau) Cummins III	Telisa L. Yancy

Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP during the years ended December 31, 2025 and 2024 were as follows:

Fees	2025 ($)	2024 ($)
Audit Fees[1]	3,910,000	3,914,000
Audit-Related Fees		—
Tax Fees[2]		6,805
All Other Fees[3]	2,000	52,015
Total Fees	3,912,000	3,972,820
(1)Audit Fees for the years ended December 31, 2025 and 2024 were for professional services rendered for audits of the annual consolidated financial statements and our internal controls over financial reporting, reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC, consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit, comfort letters, consents, and assistance with and review of documents filed with the SEC. The fees also included professional services for audits of the separate financial statements of our subsidiaries.
(2)Tax Fees in 2024 consisted of fees for tax compliance and tax consulting professional services related to foreign and domestic tax matters.
(3)All Other Fees in 2025 and 2024 consisted of license fees for the use of technical accounting research tools and other permissible services that do not fall into the three categories listed above.
The Audit and Finance Committee pre-approved all of the services and fees described above.

Policy on Audit and Finance Committee Pre-Approval of Accounting Firm Fees and Services
In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the Audit and Finance Committee has adopted a policy which requires the Audit and Finance Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit and Finance Committee may delegate its pre-approval authority to one or more members of the Audit and Finance Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit and Finance Committee meeting. The Audit and Finance Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit and Finance Committee by the independent registered public accounting firm and by one of the following employees: CFO, Corporate Controller or Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC's rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on our website at www.investors.deluxe.com/governance/governance-documents. A copy of the Policy is available to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.

OTHER PROXY AND VOTING INFORMATION
What is the purpose of the annual meeting?
At our annual meeting, the board will ask shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders. We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented).
Who is entitled to vote at the meeting?
The board has set February 23, 2026, as the record date for the meeting. If you were a shareholder of record at the close of business on February 23, 2026, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date. Cumulative voting for the election of directors is not permitted. As of the record date, 45,693,817 shares of our common stock were outstanding. We do not have any other class of capital stock outstanding.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of the Proxy Materials?
We are furnishing proxy materials to our shareholders over the internet using "Notice and Access" delivery, as permitted by the rules of the SEC. This method expedites delivery of proxy materials, reduces paper waste, and saves expense.
Who pays the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We have engaged D.F. King & Co., Inc. to help us solicit proxies from shareholders for a fee of $15,500, plus reimbursement of out-of-pocket expenses. In addition to D.F. King, our directors, officers, and employees may solicit proxies personally or by email, mail, or telephone. These individuals receive no additional compensation for these services.
How many shares must be present to hold the meeting?
A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if the shareholder (1) is present and votes at the virtual meeting, or (2) has properly submitted a proxy or voted by telephone or the internet. If you vote "WITHHOLD" or "ABSTAIN," your shares will still be counted as present at the meeting for the purposes of determining a quorum.
How do I vote my shares?
If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how to access and review all the important information contained in these proxy materials, and how to vote. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.
How many votes are required to approve each item?
Item 1. Under the plurality standard, the nine directors receiving the most votes will be elected, although our Corporate Governance Guidelines provide that, in an uncontested election, if an incumbent director receives more "WITHHOLD" votes than "FOR" votes, that director nominee must tender his or her resignation to the board following the certification of the shareholder vote. The Corporate Governance Committee must then make recommendations to the board as to whether to accept the letter of resignation, and the board must take action with respect to this recommendation and disclose its decision-making process.
Items 2, 3 and 4. A majority of the shares present in person or represented by proxy at the meeting and entitled to vote must be voted "FOR" the proposal. Abstentions will have the effect of a vote against the proposal.

What is the effect of broker non-votes?
If you are a beneficial owner but not the record holder, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary party. If you do not provide voting instructions, whether your shares can be voted by this party depends on the type of matter being considered. If this party does not have discretion to vote your shares, your shares will not be voted unless you provide instructions. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the meeting are approved.
Will the meeting include any other business?
The board does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of our company and our shareholders. The proxies solicited by us will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the board did not have knowledge a reasonable time before we printed and mailed these proxy materials.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or the internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, EQ Shareowner Services, at P.O. Box 64874, St. Paul, MN 55164 or by toll-free telephone at (800) 401-1957. You also may receive a "voting instruction" card, which looks very similar to a proxy card. Voting instructions are prepared by brokers, trustees, banks, or nominees for shareholders who hold shares in street name.
What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are still considered the beneficial owner of the shares, but your shares are deemed to be held in "street name."
What if I submit my proxy but do not specify how I want my shares voted?
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the internet) how you want to vote your shares, the proxy holder will vote them as the board recommends as outlined above.
Can I change my vote?
Yes. If you attend the virtual meeting, whether you are a shareholder of record or hold your shares in street name, you may change your vote online during the meeting (attendance will not, by itself, revoke a proxy). If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:
•by sending a written notice of revocation of your proxy to our Corporate Secretary;
•by submitting another properly signed proxy card at a later date to our Corporate Secretary; or
•by submitting another proxy by telephone or the internet at a later date.
If you hold your shares in street name, you must follow the voting instructions provided to you by your broker, trustee, bank or nominee.
How do I submit shareholder proposals or director nominations for the 2027 Annual Meeting of Shareholders?
Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting in 2027 must be received by our Corporate Secretary at 801 Marquette Avenue South, Minneapolis, Minnesota 55402 no later than the close of business on November 9, 2026. Proposals received by that date will be included in our 2027 Proxy

Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.
In accordance with the notice provisions contained in our bylaws, a shareholder may present a proposal at the 2027 Annual Meeting of Shareholders that is not included in our Proxy Statement if proper written notice is given to our President and CEO or Corporate Secretary at our principal executive offices no later than the close of business on January 23, 2027. The notice must comply with the requirements of and contain the information required by our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ending December 31, 2025. You may obtain a copy of the bylaws by writing to our Corporate Secretary.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
Shareholders who wish to obtain a copy of our Annual Report on Form 10-K for the fiscal year ending December 31, 2025, and filed with the SEC may do so without charge by viewing these documents on our website at www.investors.deluxe.com/financials/sec-filings or by writing to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
                            BY ORDER OF THE BOARD OF DIRECTORS

                            Jeffrey L. Cotter
                            Chief Administrative Officer, Senior Vice President
                            and General Counsel

ANNEX A
We believe that these non-GAAP financial measures, when reviewed alongside GAAP financial measures, can provide additional insight into our operating performance by excluding the impact of certain non-cash items and other items that we believe are not indicative of core operating results for the period. While certain items are excluded to enhance comparability, these items may recur in future periods and the amounts recognized may vary significantly. Non-GAAP measures should be considered alongside, but not as substitutes for, GAAP financial measures. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely solely on a single financial measure.
Non-GAAP Reconciliations
(in millions)

	Year Ended December 31,
	2025	2024
Free Cash Flow Reconciliation:
Net cash provided by operating activities	$270.6	$194.3
Purchases of capital assets	(95.3)	(94.3)
Free Cash Flow	$175.3	$100.0

Net Debt Reconciliation:
Total debt	$1,429.4	$1,503.1
Cash and cash equivalents	(36.9)	(34.4)
Net Debt	$1,392.5	$1,468.7

Comparable Adjusted Revenue Reconciliation:
Total Revenue
Merchant Services	$398.6	$384.0
B2B Payments	290.5	287.9
Data Solutions	307.3	234.0
Print	1,136.8	1,205.1
All Other	—	10.8
Total Reported Revenue	$2,133.2	$2,121.8
Business Exits	—	(10.8)
Comparable Adjusted Revenue	$2,133.2	$2,111.0

Reconciliation of Adjusted EBITDA and Comparable Adjusted EBITDA:
Net Income	$82.2	$52.9
Net income attributable to non-controlling interest	(0.1)	(0.1)
Interest expense	122.0	123.3
Income tax provision	36.9	23.6
Depreciation and amortization expense	137.9	165.5
EBITDA	378.9	365.2
Share-based compensation expense	24.9	19.9
Restructuring and integration expense	20.5	50.5
Asset impairment charges	5.7	7.7
Certain legal and environmental expense	1.5	—
Gain on sale of businesses and long-lived assets	—	(31.2)
Consolidated Adjusted EBITDA(1)	$431.5	$412.1
Business Exits	—	(5.6)
Comparable Adjusted EBITDA	$431.5	$406.5

Non-GAAP Reconciliations (continued)
(in millions, except per share amounts)

	Year Ended December 31,
	2025	2024
Comparable Adjusted Earnings per Share Reconciliation:
Net income	$82.2	$52.9
Net income attributable to non-controlling interest	(0.1)	(0.1)
Net income attributable to Deluxe	82.1	52.8
Adjustments:
Acquisition amortization	46.0	55.5
Accelerated amortization	—	16.9
Share-based compensation expense	24.9	19.9
Restructuring and integration expense	20.5	50.5
Asset impairment charges	5.7	7.7
Certain legal and environmental expense	1.5	—
Gain on sale of businesses and long-lived assets	—	(31.2)
Loss on debt retirement	—	1.9
Adjustments, pretax	98.6	121.2
Income tax provision impact of pretax adjustments(1)	(16.6)	(26.7)
Adjustments, net of tax	82.0	94.5
Adjusted net income attributable to Deluxe available to common shareholders (A)	$164.1	$147.3
Business exits, pretax	—	(2.2)
Income tax provision impact of business exits(1)	—	0.6
Business exits, net of tax	—	(1.6)
Comparable adjusted net income attributable to Deluxe available to common shareholders (B)	$164.1	$145.7

Weighted-average dilutive shares (C)	45.5	44.7

GAAP Diluted EPS	$1.80	$1.18
Adjustments, net of tax	1.81	2.11
Adjusted Diluted EPS (A) / (C)	$3.61	$3.29
Business Exits	—	(0.03)
Comparable Adjusted Diluted EPS (B) / (C)	$3.61	$3.26
(1)    The tax effect of the pretax adjustments reflects the tax treatment and applicable tax rates for each adjustment in the relevant tax jurisdictions. Generally, the resulting tax impact approximates the U.S. effective tax rate applied to each adjustment. However, for certain items, such as share-based compensation expense and gains on sales of businesses, the tax effect is determined by whether the amounts are deductible or taxable in the respective jurisdictions and the applicable effective tax rates in those jurisdictions.

Year Ended December 31, 2022
Reconciliation of FY 2022 Revenue for 2022-2025 PSUs:
Total Reported Revenue	$2,238
Business Exits	(110)
Comparable Adjusted Revenue	$2,128

ANNEX B

AMENDMENT NO. 3 TO
DELUXE CORPORATION
2022 STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 3 (“Amendment”) to the Deluxe Corporation 2022 Stock Incentive Plan, as amended by Amendment No. 1 and Amendment No. 2 (collectively, the “Plan”) is made as of the 9th day of February, 2026, by Deluxe Corporation, a Minnesota corporation (the “Company”), to be effective as set forth herein.

WHEREAS, the Company previously established the Plan;

WHEREAS, the Company desires to further amend the Plan to increase the aggregate number of shares of Company Common Stock available for issuance thereunder;

WHEREAS, unless otherwise noted, any capitalized term used herein shall have the meaning ascribed to it in the Plan;

NOW, THEREFORE, the Plan is hereby amended, as follows:

Section 4(a) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

Section 4. Shares Available for Awards

a.Shares Available.

i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 6,150,000 (which represents the 1,500,000 shares originally authorized under the Plan, the 950,000 shares authorized under Amendment No.1, the additional 2,200,000 shares authorized under Amendment No.2, plus an additional 1,500,000 shares), plus
ii.any Shares subject to any outstanding award under the Prior Plans that, after April 27, 2022, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.
iii.As of April 27, 2022 (the date shareholders originally approved this Plan), the granting of additional awards under the Prior Plans was prohibited, but all outstanding awards previously granted under the Prior Plans remain subject to the terms of the Prior Plans.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below.
This Amendment is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The 1,500,000 additional shares of Company Common Stock available for issuance may not be issued pursuant to the Plan unless and until this Amendment is approved by the shareholders within twelve (12) months after the date first written above. Except as hereby modified, the Plan shall remain in full force and effect.

ANNEX C
DELUXE CORPORATION
2022 STOCK INCENTIVE PLAN
Section 1.    Purpose
The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting management personnel capable of assuring the future success of the Company, by offering such personnel incentives to put forth maximum efforts for the success of the Company’s business, and by affording such personnel an opportunity to acquire a proprietary interest in the Company.
Section 2.    Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
a.“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
b.“Approved Retirement” shall mean any voluntary termination of employment that occurs on or after the date on which the sum of the Participant’s age and years of employment with the Company and/or its Affiliates equals at least seventy-five (75) and that is approved by the Committee.
c.“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock‑Based Award granted under the Plan.
d.“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b).
e.“Board” shall mean the Board of Directors of the Company.
f.“Change of Control” shall occur with respect to a given Award if the conditions set forth in any one of the following paragraphs are satisfied:
i.any person becomes the beneficial owner (defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates or in connection with a transaction described in paragraph (iii) below; or
ii.the individuals who at the grant date of an Award constitute the Board and any new Director (other than a Director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of a majority of the Directors then still in office who either were Directors at the Award grant date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or
iii.the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation or (B) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of the Company’s voting securities.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section 2(e), the term “person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Exchange Act, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company substantially the same proportions as their ownership of the Shares.
g.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
h.“Committee” shall mean the Compensation Committee, a standing committee of the Board, or such other committee as may be designated by the Board to administer the Plan; provided that if any committee other than the Compensation Committee is designated such committee shall have at least two members, and shall consist exclusively of members of the board of directors who are “independent” as defined by the rules of the New York Stock Exchange and “non‑employee directors” within the meaning of Rule 16b‑3.
i.“Company” shall mean Deluxe Corporation, a Minnesota corporation, and any successor corporation.
j.“Director” shall mean a member of the Board.
k.“Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.
l.“Eligible Person” shall mean any employee, officer, non‑employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any person to whom an offer of employment or engagement with the Company or any Affiliate is extended. An Eligible Person must be a natural person.
m.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
n.“Fair Market Value” of a Share shall be equal to the closing price of one Share on the New York Stock Exchange (“NYSE”) on the relevant date as reported by The Wall Street Journal (or, if such publication is no longer available, such other authoritative source as may be designated by the Committee); provided that if, on such date, the NYSE is not open for business or there are no Shares traded on such date, the Fair Market Value of a Share shall be equal to the closing price of one Share on the first day preceding such date on which the NYSE is open for business and has reported trades in the Shares. With respect to any property other than Shares (including, without limitation, any other securities), the Fair Market Value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
o. “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
p.“Non‑Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

q.“Option” shall mean an Incentive Stock Option or a Non‑Qualified Stock Option to purchase shares of the Company.
r.“Other Stock‑Based Award” shall mean any right granted under Section 6(e) of the Plan.
s.“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
t.“Plan” shall mean the Deluxe Corporation 2022 Stock Incentive Plan, as amended from time to time.
u.“Prior Plans” shall mean the Deluxe Corporation 2020 Long‑Term Incentive Plan, 2017 Long‑Term Incentive Plan and any predecessor plans to such plan, as amended from time to time.
v.“Replacement Equity Securities” shall mean equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations.
w.“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
x.“Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
y.“Rule 16b‑3” shall mean Rule 16b‑3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.
z.“Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
aa.“Securities Act” shall mean the Securities Act of 1933, as amended.
bb. “Share” or Shares” shall mean shares of common stock, $1.00 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.
cc. “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.
dd. “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
Section 3.    Administration
a.Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:
i.designate Participants;
ii.determine the type or types of Awards to be granted to each Participant under the Plan;
iii.determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award;
iv.determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award;
v.amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7;
vi.accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations of Sections 6 and 7;

vii.determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (but excluding promissory notes), or canceled, forfeited or suspended;
viii.determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A;
ix.interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;
x.establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
xi.make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and
xii.adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non‑U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non‑United States jurisdictions.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.
b.Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with applicable exchange rules or applicable law.
c.Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b‑3; and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.
d.Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4.    Shares Available for Awards
a.Shares Available.
i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 1,500,000, plus
ii.any Shares subject to any outstanding award under the Prior Plans that, after April 27, 2022, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.
iii.On and after shareholder approval of this Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below.
b.Counting Shares. Except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. The number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by the Award, regardless of the type of Award.
i.Shares Added Back to Reserve. Subject to the limitations in Section 4(b)(ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.
ii.Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in Section 4(b)(i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Award; (C) Shares covered by a stock‑settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.
iii.Cash‑Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.
iv.Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.
c.Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.
d.Award Limitations Under the Plan.
i.Annual Limitations for Awards Granted to Eligible Employees Other Than Non‑Employee Directors. No Eligible Person who is an employee, officer, consultant, independent contractor or advisor may be granted any Award or Awards for more than 500,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.
ii.Annual Limitation for Awards Granted to Non‑Employee Directors. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non‑employee Director during any calendar year shall not exceed $500,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non‑employee Director receiving such additional compensation may not participate in the decision to award such compensation.
Section 5.    Eligibility
Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full‑time or part‑time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.
Section 6.    Awards
a.Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
i.Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.
ii.Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than ten (10) years from the date of grant.
iii.Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a

Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.
A.Promissory Notes. For avoidance of doubt, the Committee may not accept a promissory note as consideration.
B.Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.
iv.    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:
A.To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).
B.All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.
C.Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.
D.The purchase price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.
E.Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.
b.Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market

Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
c.Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
i.Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee’s general authority under Section 3(a), vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service‑based and performance‑based conditions (subject to the minimum requirements in Section 6). Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).
ii.Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book‑entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book‑entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.
d.Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying any other Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.
e.Other Stock‑Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option‑like exercise feature.
f.General.
i.Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
ii.Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award to family members if such transfer is for no value and in accordance with the rules of Form S‑8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.
iii.Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
iv.Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re‑pricing of any previously granted “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock‑Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.
v.Minimum Vesting. Except as provided below, no Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one (1) year following the date of grant (or, in the case of vesting based upon performance based objectives, exercise and vesting restrictions cannot lapse earlier than the one (1) year anniversary measured from the commencement of the period over which performance is evaluated) provided, however, that the Award Agreement may provide for acceleration or waiver of the minimum restrictions upon a Change of Control solely in accordance with paragraph (vi) below or upon the Participant’s death or disability. Notwithstanding the foregoing, the following Awards that do not comply with the one (1) year minimum exercise and vesting requirements may be issued:

A.substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries;
B.shares delivered in lieu of fully vested cash Awards or any cash incentive compensation earned by a Participant, provided that the performance period for such incentive compensation was at least one fiscal year;
C.Awards issued to non-employee Directors that provide for a right of exercise or lapse of any vesting obligations no earlier than the next annual shareholder meeting date following the grant date, so long as the next annual shareholder meeting date is at least fifty (50) weeks after the immediately preceding annual meeting date; and
D.any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Section 4 of the Plan apply.
Nothing in this Section 6 shall limit the authority of the Committee to amend or modify any Award to accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award except where expressly limited in Section 6(f)(vi)
vi. Limits on Acceleration or Waiver of Restrictions. Neither the Committee in its discretion nor an Award Agreement by operation of its terms may accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a corporate transaction described in Section 7(b), except:
A.to the extent that the definitive agreement among the parties to a Change of Control contemplates that the acquiring or surviving entity will not assume the Awards and replace the Shares issuable thereunder with Replacement Equity Securities, any Awards then outstanding shall vest and be paid upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) the Change of Control. In the case of a performance-based Award, the payout shall be calculated assuming target level performance has been achieved. ;
B.to the extent that the definitive agreement among the parties to a Change of Control contemplates that the acquiring or surviving entity will assume the Awards and replace the Shares issuable thereunder with Replacement Equity Securities, then no Awards shall vest solely on account of the consummation of the Change of Control, but shall vest on account of any one of the following events that occurs to the Participant upon or following the Change of Control: (1) death; (2) disability; (3) termination without cause within a period following the Change of Control specified in the Award Agreement not to exceed 24 months; (4) resignation for good reason within a period following the Change of Control specified in the Award Agreement not to exceed 24 months; or (5) Approved Retirement (and in the case of a performance-based Award, the payout under (1) through (5) shall be calculated assuming target level performance has been achieved).
vii. Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change of control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change of control event, disability or separation from service meet the definition of a change of control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise.
Section 7.    Amendment and Termination; Corrections
a.Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of stockholders of the Company in order to:
i.amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;
ii.subject to the limitations in Section 6, amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;
iii.make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such laws, rules, regulations and policies shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof); or
iv.amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.
For greater certainty and except as provided in Section 4(c), prior approval of the stockholders of the Company shall be required for any amendment to the Plan or an Award that would:
I.require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;
II.increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;
III.permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6 of the Plan;
IV.permit the award of Options or Stock Appreciation Rights at a price less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;

V.increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b); or
VI.increase the number of shares subject to the annual limitations contained in Section 4(d) of the Plan.
b.Corporate Transactions. Nothing in this Section 7(b) is intended to override any limitation on the Committee, the Board or any Award terms under Section 6. In the event of any reorganization, merger, consolidation, split‑up, spin‑off, combination, plan of arrangement, take‑over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion but expressly subject to the limitations in Section 6 (e.g., limitations on re‑pricing in Section 6(f)(iv) and limitations on acceleration of vesting and waiver of related restrictions in Section 6(f)(vi)), provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:
i.either (A) termination of any Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;
ii.that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or
iii.that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.
c.Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
Section 8.    Income Tax Withholding
In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, for avoidance of doubt, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment); (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) by any other means set forth in the applicable Award Agreement.

Section 9.    General Provisions
a.No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
b.Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
c.Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.
d.No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.
e.No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
f.No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or the right to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or remove a Director who is a Participant, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee or Director of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee or Director might otherwise have enjoyed but for termination of employment or directorship, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
g.Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
h.Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

i.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
j.Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.
k.No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
l.Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.    Clawback or Recoupment
All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to any Company clawback or recoupment policy, as amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee.
Section 11.    Effective Date of the Plan
The Plan was adopted by the Board on February 17, 2022. The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on April 27, 2022, and the Plan shall be effective as of the date of such shareholder approval. On and after shareholder approval of the Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
Section 12.    Term of the Plan
No Award shall be granted under the Plan, and the Plan shall terminate on March 31, 2032 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

AMENDMENT NO. 1 TO
DELUXE CORPORATION
2022 STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 1 (“Amendment”) to the Deluxe Corporation 2022 Stock Incentive Plan (the “Plan”) is made as of the 16th day of February, 2023, by Deluxe Corporation, a Minnesota corporation (the “Company”), to be effective as set forth herein.

WHEREAS, the Company previously established the Plan;

WHEREAS, the Company desires to amend the Plan to increase the aggregate number of shares of Company Common Stock available for issuance thereunder;

WHEREAS, unless otherwise noted, any capitalized term used herein shall have the meaning ascribed to it in the Plan;

NOW, THEREFORE, the Plan is hereby amended, as follows:

Section 4(a) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

Section 4. Shares Available for Awards

a.Shares Available.

i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 2,450,000 (which represents the 1,500,000 shares originally authorized under the Plan plus an additional 950,000 shares), plus
ii.any Shares subject to any outstanding award under the Prior Plans that, after April 27, 2022, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.
iii.On and after shareholder approval of this Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be         reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below.
This Amendment is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The 950,000 additional shares of Company Common Stock available for issuance may not be issued pursuant to the Plan unless and until this Amendment is approved by the shareholders within twelve (12) months after the date first written above. Except as hereby modified, the Plan shall remain in full force and effect.

AMENDMENT NO. 2 TO
DELUXE CORPORATION
2022 STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 2 (“Amendment”) to the Deluxe Corporation 2022 Stock Incentive Plan, as amended by Amendment No. 1 (the “Plan”) is made as of the 20th day of February, 2025, by Deluxe Corporation, a Minnesota corporation (the “Company”), to be effective as set forth herein.

WHEREAS, the Company previously established the Plan;

WHEREAS, the Company desires to further amend the Plan to increase the aggregate number of shares of Company Common Stock available for issuance thereunder;

WHEREAS, unless otherwise noted, any capitalized term used herein shall have the meaning ascribed to it in the Plan;

NOW, THEREFORE, the Plan is hereby amended, as follows:

Section 4(a) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

Section 4. Shares Available for Awards

a.Shares Available.

i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 4,650,000 (which represents the 1,500,000 shares originally authorized under the Plan, the 950,000 shares authorized under Amendment No.1, plus an additional 1,500,000 shares), plus
ii.any Shares subject to any outstanding award under the Prior Plans that, after April 27, 2022, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.
iii.Since April 27, 2022 (the date shareholders originally approved this Plan), no awards have been granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans remain subject to the terms of the Prior Plans.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below.
This Amendment is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The 1,500,000 additional shares of Company Common Stock available for issuance may not be issued pursuant to the Plan unless and until this Amendment is approved by the shareholders within twelve (12) months after the date first written above. Except as hereby modified, the Plan shall remain in full force and effect.

SCAN TO
VIEW MATERIALS & VOTE

DELUXE CORPORATION
801 MARQUETTE AVENUE SOUTH
MINNEAPOLIS, MN 55402

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V85143-P42560 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELUXE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Angela L. Brown
02) Michelle T. Collins
03) Hugh S. Cummins III
04) Paul R. Garcia
05) Barry C. McCarthy
06) Thomas J. Reddin
07) Morgan M. Schuessler
08) John L. Stauch
09) Telisa L. Yancy

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

	For	Against	Abstain
2. Advisory vote (non-binding) to approve the compensation of our Named Executive Officers.	☐	☐	☐
3. Approval of Amendment No. 3 to the Deluxe Corporation 2022 Stock Incentive Plan.	☐	☐	☐
4. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: To take action on any other business that may properly come before the meeting and any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V85144-P42560

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Barry C. McCarthy and Jeffrey L. Cotter as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on February 23, 2026, at the annual meeting of shareholders to be held on April 23, 2026, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees, and "FOR" the proposals set forth in Items 2, 3 and 4. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side